Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.

                                                                   EXHIBIT 10.23


                           SOFTWARE LICENSE AGREEMENT



                  This Software License Agreement (this "Agreement") is made and entered into as of September 21, 1987 (the "Effective Date") by and among Axel T. Brunger and Martin Karplus ("Collaborators") and the President and Fellows of Harvard University ("Licensor") and Polygen Corporation, a Delaware corporation ("Licensee").

                                    RECITALS

                  A. Axel T. Brunger ("Brunger"), in collaboration with Martin Karplus, has developed a computer program and has assigned all rights in it to Licensor. Brunger intends to continue the development of such program at Yale University ("Yale") and has agreed to assign all rights to such further development to Yale.

                  B. Licensor has certain rights in such program.

                  C. Licensor is not properly equipped or in a position to successfully market such program and prefers to grant Licensee exclusive rights to commercially exploit such program, and any future-developed computer programs of substantially similar commercial applicability developed by Collaborators and which are owned or controlled by Harvard, in return for certain royalties and promises by Licensee to use its best efforts to exploit such programs as described below.

                  D. Licensor has entered into an agreement with Yale under which Yale has granted Licensor the sole right to license Derivative Works made by or for Brunger which come under the control of Yale, except to the extent Yale is granted the right to distribute the Academic Software Versions and to the extent Yale must grant non-exclusive licenses to the Howard Hughes Medical Institute or to the Federal government.

                                   AGREEMENT

                  In consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

                  1. Definitions

                           1.1 Original Works. The reference manuals and other
materials listed on Exhibit A hereto, and the computer program described on Exhibit B hereto, in source code, executable object code and all other forms.

                  1.2 Functional Definition of the Works. The functional description of the Works described on Exhibit H.

                  1.3 Derivative Works. A revision, enhancement, improvement, modification, translation, condensation, or expansion of the Works or any other form in which the Works may be recast, transferred or adapted. In addition, "Derivative Works" shall include any computer programs developed by or for Collaborators, either prior to or subsequent to the Effective Date, which are included within the Functional Definition of the Works and which Licensor controls to the extent of being able to grant Licensee the rights contemplated hereunder. In addition, "Derivative Works" shall also include any computer programs developed by or for Licensee subsequent to the Effective Date which are included within the Functional Definition of the Works and which Licensee controls to the extent of being able to grant Licensor the rights contemplated hereunder. Licensor and Licensee hereby agree to exercise their respective best efforts to obtain, exercise, and maintain the control referred to in this
Section 1.3 and Sections 1.4 and 1.5 with respect to Derivative Works for so long as this provision of this Agreement shall remain in effect.

                  1.4 Licensor Improvements. Derivative Works to the extent that such Works are created by or for Collaborators and which Licensor controls to the extent of being able to grant the rights contemplated hereunder.

                  1.5 Licensee Improvements. Derivative Works to the extent that such Works are created by Licensee and are not created by or for Collaborators within the meaning of Section 1.4 above.

                  1.6 Works. The Original Works, Licensor Improvements, and Licensee Improvements, collectively.

                  1.7 Commercial Software Version. Any specific version of the Works which is marketed generally by Licensee for commercial purposes and which may be differentiated from other Commercial Software Versions according to any combination of functional specifications, performance specifications, or the associated type of computer hardware.

                  1.8 Academic Software Version. Any specific version of the Works which is made available pursuant to this Agreement by Licensor for Non-Commercial Use and which may be differentiated from other Academic Software Versions according to any combination of functional specifications, performance specifications, or the associated type of computer hardware.


                                       2.

                  1.9 Non-Commercial Use. Academic research or other non-profit educational use which is: (1) not-for-profit; (2) not conducted or funded (unless such funding confers no commercial rights to the funding entity) by an entity engaged in the commercial use, application or exploitation of works similar to the Works; and (3) not intended to produce works for commercial use.

                  1.10 Licensed Works. The Original Works and Licensor Improvements, collectively.

                  1.11 CHARMM A computer program that is the subject of a Software License Agreement dated as of December 10, 1986, by and among Martin R. Karplus and the President and Fellows of Harvard University, jointly the licensor thereunder, and Licensee.


         2.       License.

                  2.1 Grant of Exclusive License. Licensor hereby grants Licensee an exclusive (even as to Licensor), perpetual, worldwide license (sublicenseable at any level) under and to Licensor's patents, patent applications, copyrights, know-how, and other intellectual property and rights of all kinds to: (i) use, reproduce, distribute, and sell or otherwise dispose of the Works; and (ii) create Derivative Works. The license granted in this
Section 2.1 may be revoked only as expressly provided in this Agreement .

                  2.2 Grantback of Rights. Licensee grants to Licensor the non-exclusive right to use the Works and to develop Derivative Works (but not reproduce or distribute except as otherwise expressly provided under this Agreement) solely for Non-Commercial Use and Licensor may grant these rights to Yale. The right granted to Licensor under this Section 2.2 shall include the right to engage in scientific collaborations involving private companies other than Licensee with the aim of making the Works more efficient or exploring implementation of the Works on additional types of computer equipment, it being understood that any developments resulting from such collaborations will be considered Licensor Improvements.

                  2.3 Ownership. Title to the Licensed Works shall remain the exclusive property of Licensor and/or Yale. All rights in Licensee Improvements shall be held exclusively by Licensee; Licensor may not use, reproduce or distribute Licensee Improvements in any manner except as otherwise expressly provided under this Agreement. Modifications or


                                       3.

improvements made by Licensee to the Works that could reasonably be expected to affect the scientific results obtained through use of the Works shall be submitted to Collaborators for review prior to general release by Licensee.


         3. Provision of Product by Licensee for Non-Commercial Use.

                  3.1 Loaner Copy to Licensor and to Yale. During the term of this Agreement, Licensee shall grant to Licensor and to Yale, on the terms and conditions set forth in Exhibit C hereto (including ongoing maintenance) but without fee, a license to use Licensee's then-current Commercial Software Versions, on such Licensee-supported types of machine configurations as Licensor and/or Yale and Licensee may from time to time select, exclusively for Non-commercial Use, which for purposes of this Agreement shall be deemed to include uses contemplated by the terms of the Sponsored Research Agreement between Licensor and Licensee (such copy of the Commercial Software Versions is referred to herein as the "Loaner Copy"). Licensee reserves the right to limit the number of machine configuration versions installed at Licensor's and Yale's sites at any one time to two (2) and to require sixty (60) days written notice in order to replace any version with another.

                  3.2      Distribution.

                  (a) Licensor shall have the right to distribute copies of the Academic Software Versions solely for Non-Commercial Use to each person designated by Brunger; provided, however, that (i) such copies shall be distributed only to responsible parties at accredited universities or other non-profit organizations who shall have first entered into written license agreements with Licensor in the form of Exhibit D, or such other written form as may from time to time be agreed in writing between Licensor and Licensee; (ii) the recipients of such Academic Software Versions under this subsection 3.2(a) shall not be entitled to any maintenance service, enhancements, or upgrades from Licensee, except as may be otherwise agreed in writing between a recipient and Licensee in any particular instance. Such copies shall be distributed at no charge other than the marginal cost of media, copying and distribution, which costs are currently estimated at U.S.$250.00 for points within the continental United States. Any changes to such charge shall be as agreed in writing between Licensor and Licensee. No recipient of copies under this Section 3.2 shall be eligible to receive another copy under this Section until the first


                                       4.

copy shall have been returned to Licensee. Licensee shall have the right to require Licensor to comply with the reporting, record-keeping, and audit provisions of Section 7, generally, in order to determine Licensor's compliance with the provisions of this Section 3.2. Licensor shall furnish Licensee with written notice of the identity and location of each recipient of a copy of the Academic Software Version and an executed copy of the applicable license agreement no later than thirty (30) days following the date of distribution to such recipient. Licensor may grant these distribution rights to Yale providing that Yale meets Licensor's responsibilities to Licensee.

                  (b) Brunger shall have the right to direct the distribution of copies by Licensee of the Commercial Software Versions solely for Non-Commercial Use to each person designated by Brunger; provided, however, that (i) Works which are computer programs shall, at Licensee's option, be distributed only in binary object code format ("Object Form"); (ii) such copies shall be distributed only to responsible parties at accredited universities or other non-profit organizations who shall have first entered into written license agreements with Licensee in the form set forth in Exhibit D, or such other written form as may from time to time be agreed in writing between Licensor and Licensee, and have delivered an executed copy thereof to Licensee; (iii) the recipients of such software under this subsection 3.2(b) shall not be entitled to any maintenance service, enhancements, or upgrades from Licensee, except as may be otherwise agreed in writing between a recipient and Licensee in any particular instance; and (iv) such copies shall only be distributed in accordance with Licensee's commercial release schedule. Such copies shall be distributed at no charge other than the marginal cost of media, copying and distribution, which costs are currently estimated at U.S.$250.00 for points within the continental United States. Any changes to such charge shall be as agreed in writing between Licensor and Licensee. No recipient of copies under this Section 3.2(b) shall be eligible to receive another copy under this Section until the first copy shall have been returned to Licensee. Licensee shall notify Collaborators of each copy distributed pursuant to this Section.

                  (c) The parties agree that no distribution under the provisions of subsection 3.2(a) shall be permitted in source code form unless the recipient shall have previously established to the satisfaction of Collaborators that the specific lines or modules of the source code to be distributed are necessary or desirable in order to permit the attainment of academic research or educational objectives.


                                       5.

The parties further agree to cooperate technically with a view toward eliminating the functional necessity in the future for the distribution of all or any portion of the Academic Software Versions in the form of source code.

                  (d) The parties recognize that users of Works distributed pursuant to Section 3.2(b) may require the ability, for research purposes, to interface user or third party-developed software to the Commercial Software Versions or to replace certain subsystems included within the Commercial Software Versions with user or third party-developed subsystems. The parties agree to cooperate on the development of specifications for enhancements to the Commercial Software Versions which (although all Works distributed in accordance with Section 3.2(b) which are computer programs will be distributed solely in Object Form) will operate to facilitate such interfacing or subsystem substitution activities in a manner that will not compromise the functional integrity or supportability of the Commercial Software Versions as installed in the field. Such enhancements would include, but not necessarily be limited to, the ability to substitute certain types of user-defined force field parameters, the ability to invoke certain functions of the Commercial Software Versions at subroutine level, and the production of documentation describing mechanisms whereby certain defined ASCII data file formats can be passed to and from the Commercial Software Versions or to and from certain functional subsystems included within the Commercial Software Versions.


         4. Product Delivery and Acceptance.

                  4.1 Initial Delivery. Within fifteen (15) days after the Effective Date, Licensor and Collaborators shall deliver to Licensee a copy of the Original Works.

                  4.2 Delivery of Derivative Works. Licensor and Brunger shall promptly deliver to Licensee a copy of all Licensor Improvements created during the term of this Agreement. Nothing in this Agreement shall obligate Licensor or Collaborators to create Licensor Improvements.


         5. Improvement and Commercial Exploitation.

                  5.1 ChemNote Interface. Brunger and Licensee will collaborate on the development of an interface between the Works and Licensee's ChemNote program in accordance with the specifications set forth on Exhibit G hereto. Licensee will provide Brunger with a copy of the


                                       6.

current version of the ChemNote program and associated materials at no charge for his own use and will provide a single copy of any subsequent releases or updates thereof on the same basis during the term of this Agreement.

                  5.2 Licensee Marketing Obligations. Licensee agrees to use its best efforts to promote the Works in the normal course of Licensee's business, as Licensee shall deem commercially appropriate.

                  5.3 Marketing Focus. The Works, although based on CHARMM, are functionally distinct from CHARMM, and the parties intend that the Works be marketed as and perceived by users as distinct from and capable of being used either separately from or in conjunction with CHARMM. Each party will use its best efforts in such party's distribution and further development of the Works to maintain such distinction.

                  5.4 Control of Marketing and Distribution. Subject to the provisions of Section 5.2 hereof, all aspects of the distribution and marketing of the Works shall be in Licensee's sole control, including without limitation the methods of marketing, pricing, naming, packaging, labelling, and advertising, the terms and conditions of sale and/or license, and the collection of fees. Licensee agrees that all advertising material shall be in good taste and avoid product performance claims which are untruthful or intentionally misleading. Licensee may distribute the Works through any combination of direct marketing, distributors, representatives, original equipment manufacturers, and other means, and either alone or in combination with other products. Licensee shall, in distributing the Commercial Software Versions, use a form of End-User License Agreement which is similar in substance to that attached hereto as Exhibit E.

                  5.5 Promotional Use. It is expressly understood that, pursuant to Section 5.4, Licensee may, without incurring any royalty pursuant to Section 6 hereof: (i) make copies of the Works available to potential customers without charge for periods [*]; and (ii) make copies of any corrected or updated Works and distribute them without charge to all previous customers for the Works which were so corrected or updated.

                  5.6 Referral of Inquiries. Licensor and Collaborators shall refer any inquiries received by them regarding the commercial use of the Works to Licensee and shall notify Licensee of each such referral.


* CONFIDENTIAL TREATMENT REQUESTED



                                       7.

         5.7 Technical Communications. For the first [*] that this Agreement remains in effect and so long as the royalty provisions of Section 6 remain in force, Licensor agrees to cooperate with Licensee in the joint solicitation, collection and collation from recipients of Academic Software Versions no less frequently than annually their oral and written comments, requests for enhancement, software bug reports and other technical matters of interest concerning their use of the Academic Software Version (hereinafter "Technical Communications") and to make available such Technical Communications to Licensee for presentation in a forum open to licensed users of the Academic and Commercial Software Versions where review and discussion of these Technical Communications can be promoted with a view toward improving the quality, functionality and technical standards of the Works. In organizing such forums, each party shall be responsible for its own costs, and every effort will be made to ensure that the forum is self-supporting on the basis of admission charges to attendees. Licensor may elect to discontinue its participation in the activities contemplated under this Section 5.7 upon written notice to Licensee at any time after this Agreement has been in effect for [*].


6.       Royalty Payments to Licensor.

         6.1 Royalty Amount. Licensee shall pay to Licensor royalties equal to the product of the Royalty Rate applicable to each Commercial Software Version and the Net License Fees applicable to such Commercial Software Version.

         6.2      Net License Fees.

                  (a) Subject to the remainder of this Section 6.2, the "Net License Fees" shall be the aggregate License Fees (as described on Exhibit F) received by the Licensee for each Mainframe or Workstation Configuration installation of the Commercial Software Versions, less the following deductions to the extent such deductions are directly attributable to such installation and are stated separately in the applicable invoice or in a later statement:

                        (i) Trade or quantity discounts allowed and taken by
                            customers, including advertising allowances and marketing fees or commissions of any kind.


* CONFIDENTIAL TREATMENT REQUESTED

                        (ii) Actual credits to customers on account of any
                            returns of such Commercial Software Versions.

                        (iii) License fees, if any, payable to IMSL, Inc.
                            ("IMSL") with respect to such Mainframe or Workstation Configuration, for a run-time license covering routines within the Licensed Works as to which IMSL has proprietary rights ("IMSL Routines").

                        (iv) Any of the following, when charged to customers:

                              (x) transportation and insurance costs from place of shipment to point of delivery;

                              (y) excise, sales, value-added, property and use taxes; and

                              (z)  import and export duties, taxes and
                                   surcharges.

                  (b) If any Works are distributed with other products in a package for a single charge, the Net License Fees attributable to such Works shall be determined by prorating the receipts from the sale or license of the package according to the published list charges established by Licensee for the separate products contained in the package whether or not such products are distributed separately, but shall not exceed the Licensee's published list License Fee for the applicable Commercial Software Version.

                  (c) Amounts received by Licensee as deposits or advances shall not be deemed to have been received until installations of Commercial Software Versions have occurred with respect to such deposits or advances. If Licensee receives a partial payment for any invoice which includes both the Works and other products, Licensee shall calculate Net License Fees by prorating Licensee's actual receipts over the published list charges established by Licensee for the separate products included in the invoice.

         6.3 Royalty Rates. The "Royalty Rate" for the Commercial Software Versions shall be as set forth on Exhibit F.


                                       9.

         6.4      Maximum Royalty.

         (a) In the event that (i) the total aggregate royalties paid to Licensor pursuant to this Agreement equals or exceeds the Maximum Royalty specified on Exhibit F and (ii) Licensor shall have elected not to or shall have failed or been unable to comply with the provisions of Section 5.7 hereof, and
(iii) this Agreement shall have been in effect for [*], then
Licensee's obligations to pay any royalties pursuant to this Agreement shall immediately terminate, the licenses granted pursuant to Sections 2.1 and 8.1 shall then immediately become irrevocable, and Licensee's obligations under Sections 5.1 and 5.2 shall terminate.

         (b) Notwithstanding the provisions of subsection (a) above, in the event of and from the date that the conditions of subsections (a)(ii) and (iii) above are satisfied, Licensee shall have the option thereafter to pay the balance of the Maximum Royalty amount then unpaid, whereupon Licensee's obligations to pay any royalties pursuant to this Agreement shall immediately terminate, the licenses granted pursuant to Sections 2.1 and 8.1 shall then immediately become irrevocable, and Licensee's obligations under Sections 5.1 and 5.2 shall terminate.

         6.5 Taxes. Licensee shall pay or reimburse Licensor for amounts equal to any taxes, other duties, tax penalties, or amounts in lieu thereof however designated, now or hereafter levied or based on payments due under this Agreement, exclusive of taxes based upon Licensor's net income. In lieu thereof, Licensee may provide to Licensor an exemption certificate acceptable to the taxing or levying Collaboratorsity.


7.       Payments and Records.

         7.1 Quarterly Reports and Payments. Licensee shall deliver written reports to Licensor within 30 days after the last day of each calendar quarter stating the number and type of Commercial Software Versions that were installed during such quarter, the Net License Fees attributable thereto, and the royalties thereon, and enclosing payment of royalties due for such quarter.

         7.2 Records. Licensee agrees that it shall maintain complete, clear and accurate records sufficient to establish the royalties payable pursuant to
Section 6.


                                      10.

*  CONFIDENTIAL TREATMENT REQUESTED

         7.3 Audit. Licensor shall have the right, upon reasonable notice and during normal business hours, to have independent certified public accountants acceptable to Licensee examine, at Licensor's expense except as set forth below, Licensee's records relating to the royalties payable pursuant to this Agreement; provided, that such accountants must agree in advance in writing to maintain in confidence and not to disclose to any party any information obtained during the course of such examination, other than a disclosure to Licensor of the amounts of fees that should have been paid for the period covered by the examination. It is agreed that Licensor may utilize its internal auditing staff to perform any examinations permitted hereunder except that in the event of any dispute, Licensee may elect by notice in writing to require an examination by independent certified public accountants acceptable to Licensee. Any errors discovered during such examination shall be corrected by the appropriate party. In no event shall any such adjustment be made more than 3 years after the end of the period in error. In the event such an audit reflects an underpayment of ten percent or more of the amount that should have been paid to Licensor for the period examined, then the expense of such examination shall be borne by Licensee.


8.       Proprietary Rights.

         8.1 Trademark Rights. Licensor hereby grants to Licensee the exclusive right (excepting only the right of Licensor, Yale and Collaborators to use the name X-PLOR themselves for purposes of identifying the Academic Software Version, which is hereby reserved) to use a distinctive variant or stylized version of the name "X-PLOR" for purposes of marketing and promoting the Works and agrees to refrain from granting to any third party any right of any kind whatsoever to use the name X-PLOR. Licensee shall have no right to use the name "Harvard", or "Harvard University , "Yale" , or "Yale University" without the express written permission of Harvard or Yale, as the case may be. Licensee may, if it so elects, market the Works under a name of its own choosing.

         8.2 Copyright and Proprietary Notices. Licensee shall reproduce and include copyright and proprietary notices on all copies of the Licensed Works in the same form and manner that such copyright and proprietary notices are included on the original copies thereof or in such other form and manner as may be agreed to by Licensor; provided, however, that Licensee may add its own copyright and


                                       11.

proprietary notices to the Licensed Works. Licensee shall use its best efforts to ensure compliance herewith by all of Licensee's distributors.

         8.3 Registrations. Licensor agrees to cooperate with Licensee in obtaining in Licensor's and/or Yale's name for Licensee as exclusive licensee any patent, copyright, or other statutory protections for the Licensed Works in any country. Licensee agrees to reimburse Licensor for ordinary and necessary out-of-pocket expenses incurred by Licensor in connection with such cooperation.


9.  Infringement by Others.

         9.1 Notification. Each party shall notify the other of any infringements of rights in the Licensed Works that come to such party's attention.

         9.2 Actions. In the event of any infringement of any rights granted to Licensee hereunder, Licensee shall have the first option to bring any action for such infringement on behalf of itself and Licensor, and Licensor shall cooperate fully with Licensee in such action. Licensee agrees to reimburse Licensor for ordinary and necessary out-of-pocket expenses incurred by Licensor in connection with such cooperation. In such event, Licensee shall bear the expenses of the action and shall retain any sums recovered in the action. If Licensee declines in writing to bring any such action, Licensor may proceed and shall bear all expenses of the action, and shall be entitled to retain all proceeds of such action.


    10. Protection of Confidential Information. Licensor shall not disclose any information received from Licensee pursuant to Section 7 to any party without Licensee's prior written consent, excepting financial information in such form as may be required by and for Licensor's independent certified public accountants or as may be required in order to comply with governmental reporting requirements. The restrictions of this Section 10 shall not apply to information which: (a) is, at the time, in the public domain through no act of Licensor; or
(b) is lawfully known by Licensor from a source other than Licensee with no restriction of confidentiality.


                                      12.

11.   Warranties and Indemnification.

                  11.1 Ownership Warranty. Licensor and Collaborators represent and warrant to Licensee that: (i) the Licensed Works (except for the IMSL Routines) are original with Licensor and Collaborators; (ii) to the best of its knowledge, the Licensed Works do not infringe upon any patent, copyright, trade secret or other proprietary rights of others, except that such representation and warranty does not apply to the IMSL Routines; (iii) to the best of its knowledge, Licensor is the sole and exclusive owner of the Licensed Works, (except for the IMSL Routines) all rights therein, and the rights granted herein to Licensee; (iv) Licensor has not previously or otherwise granted any other rights in the Licensed Works third party which conflict with the rights herein granted to Licensee; and (v) Licensor has full power to grant the rights herein granted to Licensee.

      THE FOREGOING WARRANTY IS THE SOLE WARRANTY OF LICENSOR TO LICENSEE AND IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                  11.2 Power and Authority. Each of Licensor, Collaborators, and Licensee represents and warrants to the other that it has full legal power and authority to enter into this agreement and to carry out its obligations contained herein.

                  11.3 Right of Set Off. In the event Licensee becomes subject to any claim, demand, or suit resulting from a breach of any of the warranties set forth above in Section 11.1, Licensee shall have the right to set off, as incurred, (a) its attorneys' fees and expenses arising from such claim, demand, or suit, (b) costs and damages awarded against it, in connection with any such claim, demand or suit, by any court or arbitrator having jurisdiction, or (c) the amount of any settlement concluded in connection with the same, against royalties otherwise due Licensor subsequent to the date of notice to Licensor of such claim, demand or suit. Licensor shall cooperate with Licensee by providing all available assistance and information necessary to enable Licensee to carry out its defense. Should the above costs exceed the royalties due in any particular calendar year, Licensee may offset the excess against royalties due in subsequent years.

                  In addition, Licensor shall be permitted, at its own option and expense: to procure for Licensee the right to continue the use of the Licensed Works subject to such


                                       13.

claim, demand or suit; or having failed to obtain such right, to replace or modify such Licensed Works to make them non-infringing. If Licensor elects to replace or modify any of the Licensed Works, such replacement or modification shall substantially meet the performance and interface specifications of the replaced or modified Licensed Works. In the event Licensor declines to replace or modify the Licensed Works, Licensee may, upon written consent of Licensor, replace or modify a portion of the Licensed Works to eliminate any infringement. In the latter case, Licensee shall be entitled to set off against royalties otherwise due Licensor subsequent to the date of notice to Licensor of such claim, demand or suit, Licensee's actual costs incurred in connection with the replacement or modification of the Licensed Works. If such costs exceed the royalties due in any particular calendar year, Licensee may offset the excess against royalties due in subsequent years.

                  11.4 Combinations. Licensor shall have no liability for any claim of infringement based on Licensee's combination of the Licensed Works with programs or data not supplied by Licensor hereunder, if such claim would have been avoided by the use of the Licensed Works without such specific program or data.

                  11.5 Survival. The warranties and indemnities stated in this
Section 11 shall survive the expiration or termination of this Agreement.
Section 11.3 above states Licensor's exclusive liability to Licensee for breach of the warranties set forth in Section 11.1.


12.   Term and Termination.

                  12.1 Term. This Agreement shall continue until terminated by written mutual consent of the parties unless earlier terminated as provided herein.

                  12.2 Termination for Non-Marketability. If Licensee determines that due to changes in market conditions or for any other reason Licensee will not, or will not continue to, market or distribute the Licensed Works, Licensee may terminate this Agreement at any time upon thirty (30) days' written notice to Licensor.

                  12.3 Termination for Breach; Bankruptcy. If either party materially breaches or fails to perform any obligation under this Agreement and fails to remedy such breach within thirty (30) days after receiving written notice of the breach from the other party, or if either party makes any assignment for the benefit of creditors, or


                                      14.

if any bankruptcy, reorganization, or other proceeding under any bankruptcy or insolvency law is initiated by it, or is initiated against it and not dismissed or stayed within thirty days, the other party may terminate this Agreement effective upon notice.


13.   Effect of Termination.

                  13.1 Termination of License. Upon termination of this Agreement, all rights and licenses to the Licensed Works granted to Licensee hereunder shall, subject to Section 6.4, automatically cease, except that for a period not longer than [*], Licensee may continue to license pursuant to the terms of this Agreement a number of copies of the Works in Licensee's inventory at the time of termination which does not exceed [*] and, except further, that Licensee may retain and use copies of any version of the Works for the purpose of providing support to its then-existing customers.

                  13.2 Survival of Obligations. The provisions of Sections 1, 2.3, 6.4, 8.3, 9.2, 10, 11, 12, 13, and 14 (and, if provided by Section 6.4,
Sections 2.1 and 8.1) shall survive termination of this Agreement and shall continue in full force and effect thereafter.

                  13.3 Survival of Customers' Rights. All rights and licenses granted by Licensee to third parties prior to termination shall continue indefinitely in full force and effect.

                  13.4 Option to Acquire Commercial Software Version. In the event this Agreement is terminated by Licensee pursuant to Section 12.2 or there is a final adjudication that this Agreement has been lawfully terminated by Licensor pursuant to Section 12.3, Licensor may elect by notice in writing to Licensee to transfer to itself and assume or to arrange for the transfer and assumption of the responsibility for the marketing and support for the Commercial Software Version, in which case Licensee shall grant to Licensor a license to all Licensee Improvements included in the most recent Commercial Software Version. Such license shall be in substance identical to that originally granted to Licensee except that royalty obligations in favor of Licensee shall be determined from the date of any such transfer as if Licensee were Licensor hereunder, based upon the proportion that the Licensee Improvements then bear to the whole of the Commercial Software Version.


                                      15.

*  CONFIDENTIAL TREATMENT REQUESTED

14.   General.

                  14.1 Notices. All notices, demands or consents required or permitted hereunder shall be in writing and shall be delivered, sent by telegram or telex, or mailed to the respective parties at the addresses set forth below or at such other address as shall have been given to the other party in writing for the purposes of this clause. Such notices and other communications shall be deemed effective upon the earliest to occur of (i) actual delivery, (ii) five days after mailing, addressed and postage prepaid, return receipt requested, or
(iii) one day after transmission by telex or telegram.

                  14.2 Waiver and Amendment. No waiver, amendment or modification of any provision hereof shall be effective unless in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced. No failure or delay by either party in exercising any right, power or remedy hereunder shall operate as a waiver of any such right, power or remedy.

                  14.3 Assignment. Either party may assign this Agreement to an entity which acquires, directly or indirectly, substantially all of its assets or merges with it. Except as set forth herein, neither this Agreement nor any rights hereunder, in whole or in part, shall be assignable or otherwise transferable by either party without the express written consent of the other party. Subject to the above, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

                  14.4 Governing Law. This Agreement shall be governed by the law of the Commonwealth of Massachusetts as such law is applied by Massachusetts courts to contracts between Massachusetts residents entered into and to be performed within the Commonwealth of Massachusetts.

                  14.5 Integration. This Agreement, including any attached Exhibits, constitutes the final, complete and exclusive agreement of the parties concerning the subject matter hereof, and supersedes any other communication related thereto.

                  14.6 Severability. In the event that any provision of this Agreement shall be unenforceable or illegal, such provision shall be deemed modified or, if necessary, deleted so that the entire Agreement shall not fail, but shall continue in force and effect.


                                       16.

                  14.7 Arbitration. With the exception of an action seeking injunctive relief for breach of Section 10 hereof, any dispute, controversy or claim arising out of or relating to this Agreement, the subject matter hereof, or the breach hereof shall be settled by binding arbitration in Boston, Massachusetts, in accordance with the Commercial Arbitration Rules then prevailing of the American Arbitration Association. Judgment upon any award made in such arbitration may be entered and enforced in any court of competent jurisdiction.

                  14.8 Attorney's Fees. The prevailing party in any arbitration or judicial action brought to enforce or interpret this Agreement or for relief for its breach shall be entitled to recover its costs (including its share of arbitration fees) and its reasonable attorney's fees therein incurred.

                  14.9     Export.

                  (a) Licensor is familiar with and agrees to comply with all Export Administration Regulations of the United States Department of Commerce (and other United States government regulations relating to the export of technical data and equipment and product(s) produced therefrom) which are applicable to Licensee with regard to any distribution under Section 3.2(a) hereof by Licensor or any distribution under Section 3.2(b) hereof which is directed by Licensor.

                  (b) Licensee is familiar with and agrees to comply with all Export Administration Regulations of the United States Department of Commerce (and other United States government regulations relating to the export of technical data and equipment and product(s) produced therefrom) which are applicable to Licensee with regard to any distribution of the Licensed Works.

                  (c) Licensor shall provide to Licensee all assistance reasonably necessary to obtain any United States or foreign import or export license relating to the Works.

                  14.10 Products Liability Indemnity. Licensee agrees to indemnify, hold harmless and defend Licensor and Yale, their trustees, officers, faculty, employees and agents against any and all claims arising out of this Agreement in connection with any damages, losses or liabilities whatsoever with respect to death or injury to person or damage to property from or out of the possession, use or operation of the Licensed Works by the Licensee, or its customers, in any manner whatsoever.


                                      17.

                  14.11 Rights and Remedies Cumulative. The rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies provided by law or otherwise.

                  14.12 Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

                  14.13 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.


                                             AGREED:


THE PRESIDENT AND FELLOWS                    /s/ Axel T. Brunger
                                             ----------------------------
OF HARVARD UNIVERSITY                        Axel T. Brunger

                                             Address: Yale University
/s/ Joyce Brinton                            260 Whitney Avenue, P.O. Box 6666
-----------------------------------          New Haven, CT 06511
Authorized Signature
Name : Joyce Brinton,
      -----------------------------
Title: Director, Office for Patents
       Copyrights and Licensing
Address: Harvard University                  /s/ Martin Karplus
-----------------------------------          -------------------------------
                                             Martin Karplus
                                             Address:    Harvard University
                                                         12 Oxford Street
                                                         Cambridge, MA 02138


                                             POLYGEN CORPORATION

                                             /s/ [signature illegible]
                                             ----------------------------------
                                             Authorized Signature

                                             Name:  [name illegible]

                                             Title: Chairman and C.E.O.

                                             Address: 200 Fifth Avenue
                                                      Waltham, MA  02254


                                       18.

                                   EXHIBIT A
                    DESCRIPTION OF DELIVERABLE DOCUMENTATION
                        X-PLOR Introduction and Tutorial

               Crystallographic Refinement by Simulated Annealing
                                (Lecture Notes)
                                 (Copy Attached)

                                   EXHIBIT B

                            SOFTWARE SPECIFICATIONS


1. The main source code of X-PLOR is contained in the computer files listed inspection 2 below. The installation of X-PLOR requires the use of computer files PREXPLOR.FLX, FLECS.FLX and associated command files for VAX/VMS, CRAY and CONVEX computers, which should be considered part of X-PLOR.

2.: List of computer files comprising the main source code of X-PLOR:

ARRAY.FLX. CHUTIL.FLX, CONTRL.FLX, COORIO.FLX, CORMAN.FLX, CSTRAN.FLX, DIAGQ.FLX, DYNAMC.FLX, DYNIO.FLX, DYNLNG.FLX, EHBOND.FLX, ENBOND.FLX, ENEGRY.FLX, ENSOLV.FLX, ENST2.FLX, GENIC.FLX, GEOMTY.FLX, HBONDS.FLX, HBUILD.FLX, INITIA.FLX, INTCOR.FLX, MRIGID.FLX, NBONDS.FLX, NOE.FLX, PARMIO.FLX, PICK.FLX, POWELL.FLX, PSFIO.FLX, ROTLSQ.FLX, RTFIO.FLX, SBDENR.FLX, SCALAR.FLX, SEGMNT.FLX, SELRPN.FLX, SHAKE.FLX, SORT.FLX, STRING.FLX, SURFAC.FLX, TESTCH.FLX, UPDATE.FLX, USERSB.FLX, UTIL.FLX, XFFT.FLX, XMAP.FLX, XPACK.FLX, XPARSE.FLX, XPLOR.FLX, XREFIN.FLX, XROPTI.FLX, VAXTIME.FLX, CONVEXTIME.FLX, CRAYTIME.FLX.

3.: The computer source code and comments comprise approximately 39,000 text records ("lines").

                                   EXHIBIT C


                         LOANER COPY LICENSE AGREEMENT


               POLYGEN STANDARD SOFTWARE LICENSE AGREEMENT (U.S.)
                                   Rev. 85.1
                              Modified As Follows:



1. Paragraph 3.1 - Strike Appendices A, B, C, D, E, F, and G in their entirety.

2. Paragraph 4.1 - It is agreed that the definition of "Equipment" shall consist of a valid Digital Equipment Corporation VAX configuration.

3.   Paragraph 5.2 - Strike Subparagraphs A, C, and D.

4. Paragraph 6.1(b) - Add the phrase " . . .and shall exert reasonable efforts to obtain compliance by its employees. " to the first sentence.

5.   Paragraph 6.1(g) - Strike in its entirety.

6.   Paragraph 7.1 - Strike in its entirety.

7. Paragraphs 10.1, 10.2, and 10.3 - Strike in their entirety, and replace with the following text:

     "Customer agrees that the Software constitutes Polygen Proprietary Information and shall exercise the same standard of care with respect to protecting Polygen's ownership interest therein as Customer does with respect to its own proprietary information. To this end, Customer agrees to provide appropriate notice to all authorized persons who are permitted access to the Software of Polygen's exclusive ownership rights therein.

     Notwithstanding the foregoing, Polygen Proprietary Information does not include information which:

     (a) becomes available without fault of Customer and without the fault of any person, firm, or corporation having apparent authority to act for Customer;

     (b) is rightfully obtained by Customer from a third party without restrictions as to disclosure;

     (c) is shown by written record to have been developed by Customer, independently of Polygen;

     (d) is shown by written record to have been known or available to Customer without restriction as to disclosure at the time of receipt from Polygen; or

     (e) is generally furnished to others by Polygen without restriction on disclosure.

8.   Paragraphs 11.1 and 11.2 - Strike in their entirety.

9.   Paragraph 13.2 - Delete subsections (c), (d), and (e) in their entirety.

10.  The "Customer" notice address shall be as follows:

11.  Paragraph 22.1 - Strike in its entirety.

12. In the event of any conflict between this Agreement and that certain Software License Agreement by and between Polygen, Harvard University, Dr. Axel T. Brunger and Dr. Martin R. Karplus dated ______________, 1987 (the "Harvard-Polygen Agreement"), it is agreed that the terms of the Harvard-Polygen Agreement shall prevail.


                                       2.

                           POLYGEN DOMESTIC SOFTWARE

                      LICENSE AGREEMENT (U.S.) - REV. 85.1



         LICENSE AGREEMENT (hereinafter referred to as "Agreement") made this ____ day of ______________ , 19 , between POLYGEN CORPORATION, a Delaware corporation with its principal office located at 100 Fifth Avenue, Waltham, Massachusetts (hereinafter referred to as "Polygen"), and __________________________________________ , a _________________ corporation with its principal office located at _____________________________ (hereinafter referred to as "Customer").


WITNESSETH

1.1 WHEREAS, Polygen developed certain proprietary Software (as that term is defined under this Agreement) which, when used with Equipment (as that term is defined under this Agreement), functions as a system for the design and analysis of chemical structures.

1.2 WHEREAS, Polygen is willing to license the use of such Software to Customer solely upon the terms and conditions set forth in this Agreement, with the understanding that Customer shall thereby enter into a confidential relationship with Polygen with respect to the subject matter of the Software, and

1.3 WHEREAS, the respective parties hereto warrant that they have full authority to enter into this Agreement,

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, Polygen and Customer do hereby mutually covenant and agree as follows:


TERM

2.1 This Agreement is made for an initial term of two (2) years commencing on the earlier of the date first written above or execution of the attached "Licensee Statement of Acceptance" (Appendix B), and shall be deemed renewed from year to year thereafter unless terminated by either party upon at least thirty (30) days written notice given by one party to the other prior to the end of the initial or any renewal term hereof.

CONTENTS OF THE AGREEMENT

3.1 This Agreement constitutes the entire agreement and understanding between the parties in reference to the subject matter of this Agreement. Any and all discussions, promises, representations or understandings related to the subject matter of this Agreement, whether written or oral, shall be void and without effect to the extent not expressly set forth herein. The following Appendices are incorporated herein by reference and shall be considered an integral part of this Agreement:

         Appendix A:       Acceptance Test Procedure
         Appendix B:       Licensee Statement of Acceptance
         Appendix C:       Licensee Statement of Return
         Appendix D:       Employee Statement of Return
         Appendix E:       Polygen License Quotation
         Appendix F:       Polygen Training Policy
         Appendix G:       Required Minimum Equipment Configuration
         Appendix H:       Polygen Software Price Schedule
         Appendix I:       CPU Identification Schedule

3.2 This Agreement, as hereinabove defined, shall be known and designated as the "Polygen Standard Software License Agreement (U.S.) - Rev. 85.1."


EQUIPMENT DEFINITION

4.1 The required configuration of computer hardware and associated peripheral devices with respect to which (a) the Software is licensed for use by Customer hereunder and (b) upon or in which Polygen is obliged to install the Software shall be as set forth in the attached "Required Minimum Equipment Configuration" (Appendix G) which shall hereinafter be defined and referred to as "Equipment".

         Customer agrees to make available for the installation of the Software at Customer's Design Site or Sites identified in the attached "CPU Identification Schedule" (Appendix I) within sixty (60) days following execution of this Agreement, or, if different, the installation date specified in the attached "Polygen License Quotation" (Appendix E), either (a) solely those items of Equipment described in the attached "Required Minimum Equipment Configuration" (Appendix G) or (b) solely those items of Equipment described in any different or alternative equipment configuration which shall have been agreed to in writing by the parties by way of a modification made to Appendix G of this Agreement in accordance with the procedures set forth in paragraph 17.1 hereof no later than fifteen (15) days following execution of this Agreement, or ten (10) days prior to any installation date scheduled pursuant to paragraph
12.1 hereof, whichever date occurs first.

                                       2.

         Customer agrees to place the Equipment under Polygen or applicable manufacturers' authorized on-site maintenance arrangements at its own expense effective no later than the date on which Customer gives Polygen written notice of installation site readiness pursuant to the provisions of paragraph 12.1 hereof.


SOFTWARE DEFINITION

5.1 Those software programs identified immediately below in the form described by the applicable Program Reference Guides identified at paragraph 5.2 below, are being licensed for use by Customer solely under the terms of and subject to the conditions of this Agreement, and shall be collectively referred to and defined hereunder as "Software:"


A.       The CHEMX(TM) Program

B.       The CHARMM(TM) Program

C.       The HYDRA(TM) Program


5.2 The Program Reference Guides referred to in paragraph 5.1 above are as follows:



LICENSE

6.1 Polygen grants to Customer a non-exclusive, non-transferable license to use the Software as herein defined (including any and all enhancements to or revisions thereof released generally by Polygen to Software licensees during the term of this Agreement) in connection with the Equipment as herein defined for the purpose of analyzing, designing, and documenting electronics packaging applications in the manner set forth in the applicable Program Reference Guides, subject to the following conditions and limitations:

     (a) Customer shall use the Software only in connection with the Central Processing Unit(s) whose serial number(s) is (are) identified in the attached "CPU Identification Schedule" (Appendix I) (hereinafter referred to as "CPU"). With respect to all CPUs upon which Software is installed, Customer shall provide Polygen with thirty (30) days advance written notice of Customer's transfer of the use of such Software and CPU(s) to a different Design Site and the specific location thereof.


                                       3.

     (b) Customer shall not copy, reproduce, or duplicate the Software or any documentation relating thereto by any means whatsoever except for archive or emergency restart purposes, without having first obtained Polygen's written consent. Notwithstanding the foregoing, any such otherwise authorized copy, reproduction, or duplication of the Software or any documentation relating thereto shall be deemed unauthorized and shall constitute a breach of this Agreement, unless all Polygen copyright, trademark, and proprietary notices contained upon or within the original Software or documentation are incorporated therein.

     (c) Customer shall not permit or suffer the use of the Software by any person, firm, or corporation, other than a corporation more than 50% of whose voting stock is owned by Customer (hereinafter referred to as "Affiliated Company"), or any otherwise Polygen-licensed user of the Software, in which case Customer may provide such Affiliated Company or Polygen-licensed user with time-sharing or batch-service use of the Software only.

     (d) Customer shall not modify or suffer the modification of the Software by any person, firm, or corporation, whether or not an Affiliated Company, parent, or subsidiary of Customer, nor shall Customer otherwise disclose the contents of the Software to any person, firm, or corporation other than employees of Customer who are on Customer's premises for purposes specifically related to Customer's otherwise authorized use of the Software.

     (e) Customer shall not use the Software in connection with the operation of what is known in the trade as a "commercial service bureau."

     (f) Customer shall not add to, expand, alter, or modify the Equipment with respect to which the Software was originally installed without Polygen's prior written consent.

     (g) Customer agrees that use of the Software shall be subject to the terms of the "Polygen Software Price Schedule" (Appendix H) regarding Customer's liability for payment of Initial and Monthly License Fees and that Customer shall acquire no right to use the Software upon or in connection with any CPU, except in accordance with this Agreement and in particular, but not by way of limitation, upon Customer's timely payment to Polygen of those Initial and Monthly License Fees then applicable to the use of the Software upon or in connection with each such CPU.


                                       4.

TRAINING

7.1 Polygen shall provide training to Customer in the use of the Software licensed under this Agreement in accordance with the terms of the attached "Polygen Training Policy" (Appendix F).


WARRANTY

8.1 Polygen warrants (a) that it has the right to enter into this Agreement; (b) that the Software and all improvements thereto, including but not limited to Software enhancements and revisions, will operate in accordance with the applicable Program Reference Guides, as the same may be revised from time to time; (c) that Customer's use of the Software solely in accordance with the terms of this Agreement will not in and of itself infringe or violate any third party's rights under any patent, copyright, trademark, or trade secret; and (d) that the Software shall be capable of performing the then current "Acceptance Test Procedure" applicable to the Software which is in effect for purposes of initial acceptance under the then current form of standard Polygen Software license agreement, provided such Software is installed upon and used in connection with Equipment which is operating in accordance with equipment manufacturers' specifications.

8.2 In the event it is determined that the Software contains a "bug," Polygen shall devote its best and continuous effort to providing Customer, at the earliest practicable date, with a "workaround" procedure that will allow the Software to operate in such a manner as will permit the achievement of results which are substantially similar in functional content to those described in the applicable Software specification identified in paragraph 5.2 hereof, notwithstanding the existence of the "bug." Polygen shall follow a general policy of correcting or disabling identified Software "bugs" (to the end that any such "workaround" procedures are no longer required) in the context of succeeding standard Software releases, but notwithstanding the foregoing, the content and/or frequency of any such Software release(s) shall be at all times committed to the sole and absolute discretion of Polygen

8.3 EXCEPT FOR THE FOREGOING EXPRESS WARRANTY, POLYGEN DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE SOFTWARE, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES AS TO MERCHANTABILITY OF THE SOFTWARE OR THE FITNESS OF THE SOFTWARE FOR A PARTICULAR USE. POLYGEN SHALL NOT BE LIABLE FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES RESULTING FROM THE USE OF SOFTWARE BY THE CUSTOMER UNDER ANY CIRCUMSTANCES WHATSOEVER. CUSTOMER'S SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THE WARRANTIES SET FORTH IN PARAGRAPHS 8.1 AND 8.2 ABOVE SHALL CONSIST OF CUSTOMER'S RIGHT TO TERMINATE THIS AGREEMENT PROSPECTIVELY ON THIRTY (30) DAYS WRITTEN NOTICE TO POLYGEN WHEREUPON THE PROVISIONS OF PARAGRAPH 13.2 OF THIS AGREEMENT SHALL THEN APPLY.


                                       5.

8.4 In the event that any party commences an action, claim, or proceeding (hereinafter referred to as "claim") against Customer and/or Polygen alleging that the Software or Customer's use thereof in accordance with this Agreement directly infringes any patent, copyright, or trademark, or violates the trade secret rights of a third party, Customer may, at its option, cease all payment of any license fees hereunder upon condition that Customer also ceases all use of the Software until such time as Polygen satisfactorily resolves any such claim to the end that Customer's use of the Software in accordance with this Agreement is thereafter unencumbered and free of any such claim. Polygen shall have the affirmative obligation to defend, or at Polygen's option, to settle, any such claim adversely affecting Customer's use of the Software at Polygen's expense, provided such use is in accordance with the terms and conditions of this Agreement. During the pendency of any such claim referred to above, Polygen may, at its sole option, substitute fully equivalent non-infringing or non-violative Software, modify the Software so that it no longer infringes or violates but remains equivalent, or obtain for Customer, at the expense of Polygen, the right to continue use of the Software in accordance with the terms of this Agreement. Customer and Polygen shall give prompt written notice to the other of the institution of any such claim, and Customer shall cooperate fully with Polygen in the defense or settlement thereof. The provisions of this paragraph 8.4 state the entire liability of Polygen and Customer's exclusive remedy for any such infringement or violations.

8.5 Customer acknowledges that is has either (a) inspected the Software on Polygen premises during the course of a "benchmark demonstration" thereof or (b) declined in writing to obtain such an inspection, and agrees that it is licensing the Software hereunder subject to any and all defects therein that were apparent (or would have been apparent in the event (b) applies) as a result of such an inspection.


OWNERSHIP

9.1 Notwithstanding any other provision of this Agreement to the contrary, it is hereby agreed that this Agreement constitutes only a license for the use of the Software by Customer and that nothing contained herein shall operate to convey to Customer any title to or ownership interest of any kind or nature whatsoever in the Software or any Polygen Proprietary Information, including, but not limited to, Program Reference Guides. All materials which would disclose all or any portion of the content of the Software or any Polygen Proprietary Information shall be returned to Polygen by Customer upon termination of this Agreement. Notwithstanding anything to the contrary contained herein, Polygen expressly reserves to itself any and all copyright and/or industrial property rights in and to the licensed Software arising under the laws of the United States or any foreign jurisdiction,


                                       6.

except that nothing herein is intended or shall be construed as constituting or permitting a publication or disclosure of the licensed Software under the copyright and/or industrial property laws of the United States or any foreign jurisdiction.

         NO OFFICER, EMPLOYEE, OR AGENT OF POLYGEN IS CAPABLE OF TRANSFERRING OR AUTHORIZING THE TRANSFER OF ANY OWNERSHIP INTEREST IN OR TO THE SOFTWARE OR POLYGEN PROPRIETARY INFORMATION OR ANY PORTION THEREOF, TO ANY PERSON, FIRM, CORPORATION, OR GOVERNMENTAL AUTHORITY WITHOUT THE EXPRESS PRIOR WRITTEN CONSENT OF POLYGEN'S BOARD OF DIRECTORS.

9.2 Any modifications, improvements, and/or enhancements to the Software which are developed by Polygen shall be considered the sole property of Polygen, regardless of whether any such modification, improvement, and/or enhancement to the Software is developed at the request of a Customer, and regardless of whether or not special fees have been paid to Polygen by Customer in order to induce Polygen to initiate any such development.

9.3 Any software or program developed by Customer at its own expense which constitutes a "Pre-Processor" or "Post-Processor" shall be the property of Customer. A "Pre-Processor" shall mean software which produces data which is suitable in content and format for use as standard input to the licensed Polygen Software, and does not require any modification to the licensed Polygen Software in order to operate. A "Post-Processor" shall mean software which accepts as input the standard data output of the licensed Polygen Software, and does not require any modification to the licensed Polygen Software in order to operate.

9.4 Customer shall not subject or suffer the subjection of the Software or any Polygen Proprietary Information to any form of attachment, sequestration, claim, lien, or encumbrance of whatsoever kind or nature other than those imposed thereon by Polygen. Any voluntary or involuntary act of Customer purporting to create any such attachment, sequestration, claim, lien, or encumbrance shall be void and without effect.


CONFIDENTIALITY

10.1 This Agreement has been entered into by Polygen in express reliance upon Customer's representation to Polygen that Customer shall, and by these presents Customer hereby does, agree to treat the Software and any written material or electronic storage media, including, but not limited to, magnetic tapes or disks, Program Reference Guides, training materials, or other materials which describe the nature, operation, or use of the Software, including the contents thereof, which are received by Customer from Polygen pursuant


                                       7.

to or in connection with this Agreement and which have been physically marked or otherwise designated by Polygen as "Proprietary" and/or "Confidential" (collectively referred to in this Agreement as "Polygen Proprietary Information") as strictly confidential and as a Polygen trade secret.

         Without limiting the generality of the foregoing or any other provision of this Agreement relating to Customer's confidentiality obligations, Customer shall, upon the receipt of any such Polygen Proprietary Information, and during and subsequent to the term of this Agreement, prevent the disclosure of any Polygen Proprietary Information to any person, firm, or corporation (other than employees of Customer while on Customer's premises for purposes specifically related to Customer's authorized use of the Software); Customer shall not permit any Polygen Proprietary Information to be copied, reproduced, or duplicated by any means or under any circumstances whatsoever, including, but not by way of limitation, any transfer of the Software to any form of electronic storage media other than that upon or in which the Software was first installed by Polygen at Customer's Design Site or Sites identified in the attached "CPU Identification Schedule" (Appendix I), except to the extent otherwise expressly provided under paragraph 6.1 of this Agreement; Customer shall not discharge its duties under this Agreement at any time with any less care than that employed by Customer in protecting the confidentiality of Customer's own trade secrets or proprietary information; Customer shall take appropriate action, by instructions, agreement, or otherwise, with any persons permitted access to Polygen Proprietary Information so as to enable the Customer to satisfy Customer's confidentiality obligations under this Agreement.

10.2 Notwithstanding the foregoing, Customer's confidentiality obligations hereunder with respect to Polygen Proprietary Information do not extend to information which:

     (a) becomes publicly available without fault of Customer and without the fault of any person, firm, or corporation having apparent authority to act for Customer,

     (b) is rightfully obtained by Customer from a third party without restrictions as to disclosure,

     (c) is shown by written record to be developed by Customer, independently of Polygen,

     (d) is shown by written record to have been known or available to Customer without restriction as to disclosure at the time of receipt from Polygen, or

     (e) is generally furnished to others by Polygen without restriction on disclosure.


                                       8.

10.3 Customer acknowledges that Polgyen shall be entitled to preliminary injunctive relief in order to enforce the provisions of this Agreement relating to the confidentiality of Polygen Proprietary Information in addition to and not by way of limitation upon any other legal or equitable remedies available to Polygen under the circumstances.


SOFTWARE LICENSE FEES

11.1 So long as this Agreement remains in effect, and subject to the provisions of paragraph 11.2 hereof, Customer shall pay to Polygen on the first day of each month a Monthly License Fee in the amount specified in the attached "Polygen License Quotation" (Appendix E) with respect to each of the applicable Software components described at subparagraphs A., B., and C. of paragraph 5.1 licensed by Customer, the first such payment to become due and payable in United States dollars on the first day of the month which is the same as or first follows the date on which Customer has or is deemed to have accepted the Software pursuant to the provisions of paragraph 12.2 of this Agreement. Customer shall be liable for a pro rata Monthly License Fee with respect to the period of time that elapses between Customer acceptance and the first day of the month following such acceptance, which amount shall become due and payable at the time Customer's first full Monthly License Fee becomes due and payable hereunder. In addition, Customer shall pay to Polygen the Initial License Fee(s) in the amount specified in the attached "Polygen License Quotation" (Appendix E) with respect to each of the applicable Software components described at subparagraphs A. and
B. of paragraph 5.1 licensed by Customer, which payment(s) shall become due and payable in United States dollars as of the date on which Customer has or is deemed to have accepted the Software pursuant to the provisions of paragraph
12.2 of this Agreement.

11.2 The Monthly and Initial Licensee Fees described in paragraph 11.1 above shall remain in effect for a period of twelve (12) calendar months following the date of execution of the attached "Licensee Statement of Acceptance" (Appendix
B), whereupon Polygen shall thereafter have the unilateral right to increase the license fees on an annual basis, provided that any such increase shall be applied in a uniform manner to all Polygen licensees. Polygen shall provide Customer with three (3) months advance written notice of any increase in the amount of the Monthly or Initial License Fees hereunder, which increase shall take effect with respect to the Monthly Licensee Fees due on the first day of the month which is three (3) months following the date on which the Customer is furnished with the notice referred to above.


                                       9.

SOFTWARE INSTALLATION AND ACCEPTANCE

12.1 Following execution of this Agreement and Polygen's receipt of written notification from Customer that the Equipment is available for installation, Polygen installation personnel will install the Software upon or within the CPU(s). Installation shall be scheduled during normal working hours (8:00 am to 6:00 pm) on normal working days (Monday through Friday), excepting Polygen or Customer observed holidays. Customer shall pay to Polygen an installation fee in the amount specified in the attached "Polygen License Quotation" (Appendix E).

         Customer agrees to permit complete shut-down of the computer system component of the Equipment and dedication to Polygen Software installation for all periods of time during which actual installation activities occur. Customer shall allow Polygen full and free access to the installation site during installation. Waiver of liability or other restrictions shall not be imposed by Customer as a site access requirement. Customer will allow Polygen to use necessary machines, communication facilities and other equipment (except as normally supplied by Polygen) at no charge. Customer shall provide Polygen installation technicians with reasonable working facilities including, but not limited to, secure storage space, a designated work area with adequate heat and light, and access to a telephone line, upon request of and at no charge to Polygen Customer agrees to provide at no charge to Polygen suitable storage and scratch media (including spare tapes and disk pack as required) necessary for installation services.

12.2 Polygen installation personnel will subject the Software, as installed upon or within the CPU(s) physically located at Customer's Design Site or Sites identified in the attached "CPU Identification Schedule" (Appendix I), to the attached "Acceptance Test Procedure" (Appendix A). Successful execution of the Acceptance Test Procedure by the Software, or Customer's use of Software for design activities other than user training or testing purposes, shall be conclusively deemed to constitute acceptance of the Software by Customer, and Customer agrees that a duly authorized representative of Customer shall thereupon confirm such acceptance to Polygen in writing as to each CPU on which the Software is installed by execution and delivery of the attached "Licensee Statement of Acceptance" (Appendix B).

12.3 No modification or alteration of or to the Software acceptance criteria of whatsoever kind or nature shall be effective unless and until any such modification shall be agreed to in writing by Polygen and Customer and set forth in full as part of the "Acceptance Test Procedure" (Appendix A).


                                      10.

TERMINATION AND DEFAULT

13.1 Customer's failure to pay to Polygen any license fees when due hereunder, or Customer's failure to adhere to any of the terms and conditions of this Agreement, or Customer's failure to perform any of its obligations hereunder shall constitute a breach of this Agreement and an event of default hereunder which shall give Polygen the right (in addition to, and not by way of limitation upon Polygen's rights to obtain any other legal or equitable relief available to Polygen under the circumstances) to terminate this Agreement in the event any such default remains uncured for more than thirty (30) days following receipt of written notice thereof from Polygen. Receipt of any such notice shall be deemed to occur on the next day following the wiring of any such notice, or on the fifth (5th) business day following the mailing of any such notice, to Customer's address set forth in paragraph 19.1 of this Agreement.

13.2 Upon termination of this Agreement, the license granted to Customer under this Agreement shall terminate and Customer shall immediately pay to Polygen any then outstanding license fees or other amounts owed to Polygen, and Customer shall (a) return to Polygen management control by physical delivery each and every item of Polygen Proprietary Information furnished to Customer pursuant to, arising out of, or in connection with this Agreement, (b) delete by total erasure or destruction any Polygen Proprietary Information embodied on or in any disk or other form of electronic storage media located upon Customer's premises or under the supervision, control, or custody of Customer, (c) warrant to Polygen that no Polygen Proprietary Information has been retained by Customer in any form whatsoever, (d) execute and deliver to Polygen a "Licensee Statement of Return" (Appendix C), and (e) take appropriate action by instructions, agreement, or otherwise to ensure that every employee of Customer who shall have had access to Polygen Proprietary Information during the course of his or her employment with Customer complies with the substance of the provisions contained in the "Employee Statement of Return" (Appendix D).

13.3 In the event that Customer is otherwise entitled to use the Software pursuant to more than one valid and subsisting license agreements with Polygen, and any one or more of such agreements shall remain in effect following the termination of this Agreement with respect to Software running on a CPU identified in the "CPU Identification Schedule" (Appendix I) or any successor Design Site otherwise permitted under the provisions of paragraph 6.1(a) of this Agreement, then the provisions of paragraph 13.2 above shall only apply and relate to Polygen Proprietary Information furnished to Customer in connection with this Agreement.

                                       11.

BUSINESS TERMINATION

14.1 In the event that either party shall cease conducting business in the normal course, become insolvent, make a general assignment for the benefit of creditors, suffer or permit the appointment of a receiver for its business or assets, or shall avail itself of, or become subject to, any proceeding under the Bankruptcy Reform Act (other than a proceeding under Chapter 11 of Title I of such Act) or any other statute of any governing authority relating to insolvency or the protection of rights of creditors, then at the option of the other party, this Agreement shall be deemed to have terminated and the provisions of paragraphs 13.1, 13.2, and 13.3 of this Agreement, as applicable, shall then apply. This paragraph 14.1 will not be construed to modify any part of all or paragraphs 20.1 and 20.2 of this Agreement.


SUCCESSORS IN INTEREST

15.1 All covenants, stipulations, and promises in this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors in interest, assignees, and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that a successor in interest to a party by merger, by operation of law, or by assignment; purchase, or otherwise, of the entire business of either party, shall acquire all the rights and be subject to all the obligations of such party hereunder, without the necessity of obtaining such prior written consent; provided, however, that nothing herein shall prevent Polygen from assigning this Agreement to a wholly-owned subsidiary of Polygen or from assigning the license fees payable to Polygen under this Agreement. On receiving written notice of any such assignment from Polygen, Customer shall make payment of such license fees as Polygen shall direct in writing. Any such payment by Customer to Polygen's assignee in accordance with Polygen directions shall be treated as payment to Polygen for all purposes of this Agreement.


CONSTRUCTION

16.1 Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision of the remaining provisions of this Agreement. The singular and plural forms of words used


                                      12.

in this Agreement may be used interchangeably to conform to the factual situation described. Headings used in this Agreement are included solely for purposes of reference, and are to be ignored in the construction thereof.


MODIFICATIONS, AMENDMENTS, AND WAIVERS

17.1 No modifications, amendments, or waivers of any of the provisions or terms of this Agreement shall be effective unless the same shall be made in a writing and manually signed by an officer of Polygen and a duly authorized representative of Customer which shall be conspicuously marked as follows: "MODIFICATION to Polygen Standard Software License Agreement (U.S.) - Rev. 85.1."


NON-WAIVER

18.1 No delay of failure of either party in exercising any right hereunder, and no partial or single exercise thereof, shall be deemed to constitute a waiver of such right or any other rights hereunder. Any consent by either party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent to, waiver of, or excuse for any other different or subsequent breach.


NOTICES

19.1 All notices, requests, and demands given to or made upon either party shall be in writing and be delivered or mailed to the other party at its address as specified below:


                         -------------------------------

                         -------------------------------

                         -------------------------------
                         Polygen Corporation
                         100 Fifth Avenue
                         Waltham, Massachusetts 02154


Either party may designate a changed address by giving appropriate written notice to the other party.


                                      13.

SOFTWARE DOCUMENTATION

20.1 Polygen agrees to maintain the Software source code in both human readable and machine readable form, and all releases, updates, revisions, improvements, add-ons, enhancements, and other changes thereto (hereinafter collectively referred to as "Software Documentation") in a secure off-site storage location and in the event that Polygen dissolves, ceases to do business in the normal course, becomes insolvent, makes an assignment for the benefit of creditors, or becomes a party voluntarily or involuntarily to any proceeding under the Bankruptcy Reform Act (excepting any proceeding under Chapter 11 of Title I of such Act), Polygen shall be obligated, on Customer's written demand, to transfer to Customer such Software Documentation for the sole purpose of enabling Customer to continue to use the Software without interruption, in accordance with this Agreement and for no other purpose whatsoever.

20.2 In the event of a transfer to Customer of the Software Documentation under the circumstances described above, the Customer shall continue to be bound by all of the terms and conditions of this Agreement, including, without limitation, the provisions of paragraphs 10.1, 10.2, and 10.3 hereof relating to the confidentiality of Polygen Proprietary Information.


TAXES

21.1 Unless otherwise specifically stated on any invoices, the license fees payable to Polygen under the terms of this Agreement are net of and shall not be reduced by any use tax, sales tax, property tax imposed upon or with respect to this license, import tax, duty, export fee, withholding tax, gross receipts tax, turn-over tax, value-added tax, or other tax or charge of a like or similar nature, other than a tax upon Polygen's net business income, to which such license fee, Polygen or Customer shall be subject to under the laws or administrative practice of any governmental jurisdiction. Customer agrees to report and pay any such tax or charge imposed upon Customer or upon the license fees due Polygen hereunder to the appropriate governmental jurisdiction and to indemnify and hold Polygen harmless therefrom. Customer agrees to pay Polygen for any such tax or charge referred to above to which Polygen may become subject upon presentation of Polygen's invoice with respect thereto.

ENFORCEMENT

22.1 The parties hereby agree that any and every controversy arising out of or relating to this Agreement, or any breach thereof, shall be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Massachusetts if such District Court


                                      14.

shall have subject matter jurisdiction thereof, otherwise exclusive jurisdiction thereof shall lie in the Commonwealth of Massachusetts, City of ___________ County of ________ . Any and all objections or defenses as to proper forum or venue are hereby waived.


GOVERNING LAW

23.1 This Agreement shall be governed, construed, and enforced in accordance with the laws of the Commonwealth of Massachusetts of the United States of America.


SURVIVAL BEYOND COMPLETION

24.1 The parties' respective obligations, representations, and warranties under this Agreement shall survive the installation of the Software and the payment of license fees hereunder.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their undersigned duly authorized representatives.


POLYGEN CORPORATION                 _____________________________

BY____________________________      By___________________________

TITLE________________________       TITLE________________________

DATE_________________________       DATE_________________________


                                      15.

                                   EXHIBIT D


                  ACADEMIC SOFTWARE VERSION LICENSE AGREEMENT




EXAMPLE: X-PLOR




Dear Professor:

      In consideration of $250.00 to be paid with a check made payable to Yale University (hereinafter referred to as the "LICENSOR") and sent to The Office for Cooperative Research, Yale University, and upon receipt of a copy of this license duly signed by your institution (hereafter referred to as the "LICENSEE"), one copy of the Academic Software Version of X-PLOR Version 0.9 (Copyright 1987 by the President and Fellows of Harvard College, hereafter referred to as "HARVARD"), a system of computer programs for macromolecular refinement using crystallographic diffraction data or nuclear magnetic resonance interproton or other internuclear distance data, will be delivered to you. The computer programs, files, and the magnetic tape on which the programs are delivered, as well as any modifications or derivative works made by the LICENSEE, are hereinafter referred to collectively as the SOFTWARE. Axel T. Brunger and Martin Karplus are hereinafter referred to as ATB and MK, respectively.

                                     TERMS

1. A non-exclusive nontransferable license is granted to the LICENSEE to install and use the SOFTWARE on an appropriate computer system located at LICENSEE's institution to which the LICENSEE has authorized access. Use of the SOFTWARE is restricted to the LICENSEE and collaborators at his/her institution who have agreed to accept the terms of this license.

2. The LICENSOR and HARVARD retain ownership of all materials (including SOFTWARE and documentation) delivered to the LICENSEE. Any modifications or derivative works based on the software are considered part of the SOFTWARE and ownership thereof is retained by the LICENSOR and HARVARD. Reports of such modifications or derivative works are to be made to the LICENSOR, ATB and MK, and are to be made available to them on request.

3. The LICENSEE shall not use the SOFTWARE for any purpose (research or otherwise) that is supported by a "for profit" organization without prior written authorization from the LICENSOR .

4. The LICENSEE shall not disclose in any form either the delivered SOFTWARE or any modifications or derivative works based on the SOFTWARE to third parties without prior written authorization from the LICENSOR

5. The LICENSEE may make a reasonable number of copies of the SOFTWARE for the purposes of backup, maintenance of the SOFTWARE or the development of derivative works based on the SOFTWARE. These additional copies will carry the copyright notice and will be controlled by this license, and will be destroyed by the LICENSEE upon termination of the license.

6. If the LICENSEE receives a request to furnish all or any portion of the SOFTWARE to any third party, he will not fulfill such a request and will refer it in writing to the LICENSOR.

7. Documented written requests from LICENSEE for the source code on which the delivered SOFTWARE is based can be made to the LICENSOR, ATB or MK; such source code will be subject to and controlled by the terms of this license; any such request will be honored at the discretion of the LICENSOR, ATB or MK.

8. THE LICENSEE AGREES THAT THE SOFTWARE IS FURNISHED ON AN "AS IS" BASIS AND THAT THE LICENSOR IN NO WAY WARRANTS THE SOFTWARE OR ANY OF ITS RESULTS AND IS IN NO WAY LIABLE FOR ANY USE LICENSEE MAKES OF THE SOFTWARE.

9. LICENSEE agrees that any reports or publication of results obtained with the SOFTWARE will acknowledge its use by an appropriate citation. Until further notice this would refer to the X-PLOR program developed at Harvard University by ATB, in collaboration with MK.

10.   The term of this license shall not be limited in time.

      To evidence your acceptance of the terms and conditions set forth above, please sign in the indicated space and return this letter and your check to the Office for Cooperative Research, Yale University, 260 Whitney Avenue, New Haven, CT, 06511.

Sincerely yours,
Axel T. Brunger                        Robert Bickerton
Department of Molecular                Director, Office of Cooperative Research
 Biophysics and Biochemistry           Yale University
Yale University


READ AND APPROVED


____________________________________   Licensee Organization

____________________________________   Name and Signature

____________________________________   Title

____________________________________   Date

                                   EXHIBIT F

                                  ROYALTY RATE
                                                              Initial: ____/____

1.    Royalty Rate.

            A "Workstation Configuration" shall be defined as a central processing unit which has access to a single copy of the Licensed Works at any one time and is intended to provide computing capabilities to a single user, which incorporates an interactive graphics display, and is of a type upon which the Licensee's interactive molecular graphics software can be installed and operate in accordance with its specifications. For purposes of this definition, the Digital VaxStation Series; Sun Microsystems 3/5O and 3/160; and IBM PC and AT computers shall each be considered a Workstation Configuration.

            A "Mainframe Configuration" shall be defined as a central processing unit which is intended to provide general purpose computing capabilities to multiple batch or interactive users through the medium of alphanumeric terminals. For purposes of this definition, the VAX 11/780, 11/785 and 8600; IBM 43XX and 3XXX; Cray; Convex and CDC Cyber computers shall each be considered a Mainframe Configuration.

            The parties agree to cooperate in determining the proper classification of any central processing unit, other than those mentioned above, upon which Licensee may choose to commercially distribute the Licensed Works, based upon the general criteria described above.

            The Royalty Rate shall be determined by application of the following table:


        [*]                                 [*]                    [*]

        [*]                                 [*]                    [*]
        [*]                                 [*]                    [*]
        [*]                                 [*]                    [*]
        [*]                                 [*]                    [*]
        [*]                                 [*]                    [*]
        [*]                                 [*]                    [*]



Notwithstanding the foregoing, there shall be a Minimum Royalty due under this Agreement in the sum of [*], which shall be payable thirty (30) days following the end of the first and subsequent anniversaries of the Effective Date hereof. The Minimum Royalty shall be fully credited against any royalties otherwise payable hereunder.

* CONFIDENTIAL TREATMENT REQUESTED


                                       2.
                                                              Initial: ____/____

2.    License Fees.

            License Fees include all initial and ongoing fees for the right of use of the Commercial Software Versions, on the assumption that Licensee's pricing policy is based on a single license fee inclusive of the provision of right of use, software maintenance, application support and software enhancements and upgrades. In the event that Licensee's pricing policy were to exclude or make optional the provisions of software maintenance, application support and/or software enhancements or upgrades (for or in exchange for which additional or separate sums were to be charged by Licensee), then the License Fees received for copies of the Commercial Software Versions installed upon Workstation or Mainframe Configurations would be treated as being [*] of the License Fees as otherwise calculated.


3.    Maximum Royalty.

            The Maximum Royalty shall be [*].


4.    Royalty Rate on the Documentation.

            The Royalty Rate on the materials listed on Exhibit A and all Derivative Works derived from such materials shall be [*].

* CONFIDENTIAL TREATMENT REQUESTED

                                       3.

                                                              Initial: ____/____

                                   EXHIBIT G

                          TECHHNICAL DEVELOPMENT GOALS








                       "X-PLOR Introduction and Tutorial"
                                      and
                        "Crystallographic Refinement by
                              Simulated Annealing"
                               (copies attached)

                                   EXHIBIT H

                      FUNCTIONAL DESCRIPTION OF THE WORKS







                       "X-PLOR Introduction and Tutorial"
                                      and
                        "Crystallographic Refinement by
                              Simulated Annealing"
                               (copies attached)

                        X-PLOR INTRODUCTION AND TUTORIAL


                                       by

                                Axel T. Brunger











Department of Chemistry, Harvard University,

                                      and

* The Howard Hughes Medical Institute and Department of Molecular Biophysics and Biochemistry, Yale University, 260 Whitney Avenue, P.O. Box 6666, New Haven, CT, 06511.






*     correspondence address

X-PLOR stands for exploration of conformational space of macromolecule confined to regions allowed by experimental data and error estimates.

But it also stands for exploration of modern concepts of structured programming in macromolecular simulation.







            "As long as there were no machines, programming was no problem at all; when we had a few weak computers, programming became a mild problem and now that we have gigantic computers, programming has become an equally gigantic problem. In this sense the electronic industry has not solved a single problem, it has only created them - it has created the problem of using its product."
            E. W. Dijkstra, Turing Award Lecture, 1972.










Acknowledgement:

I am grateful to C.L. Brooks III, R.L. Campbell, G.M. Clore, F. Colonna, A.M. Gronenborn, M. Karplus, J. Kuriyan, D. Perahia, G.A. Petsko, J.W. Pflugrath, H. Treutlein for useful suggestions during X-PLOR development.

                                      -3-

Table of contents
-----------------

      1.    Introduction                                                    4
      2.    Command Parsing                                                 7
      3.    Important X-PLOR Input/Output Files                            10
      4.    Crystallographic Procedures                                    12

1.    Introduction

      X-PLOR is a general-purpose macromolecular refinement program that uses crystallographic diffraction data or nuclear magnetic resonance interproton or other internuclear distance data in combination with energy minimization or molecular dynamics. The program allows to use simulated annealing to overcome local energy minima. It was developed by Axel T. Brunger, working in collaboration with Martin Karplus at Harvard University. The program has evolved from the CHARMM program and has many data structures in common with CHARMM although the command language is different. Development of X-PLOR will continue at Yale University.


1.1.  X-PLOR was designed to provide:

   -  a comprehensive refinement package
   -  user-friendly input
   -  machine-independence and portability
   - highly efficient algorithms for the most CPU-time-consuming tasks on vector/parallel as well as conventional scalar machines


1.2.  The following is a list of the features of X-PLOR:

Crystallographic refinement
   -  individual atomic B-factors, variable occupancies
   -  space group general
   -  4-gaussian atomic form factor approximation
   -  least-squares structure factor amplitude refinement
   - phase difference refinement; individual figure of merit determines allowed phase difference
   - reduction of calculation for fixed/free atom systems, structure factor of fixed part is computed only once
   - direct summation method or fast Fourier Transform (FFT) method for computation of structure factors and derivatives
   -  in core memory handling for FFT method by 3-dimensional factorization
   -  input/output and manipulations of observed/computed structure factors
   -  R factor search (translation or rotation of segments)
   -  computation of electron density maps for FRODO
   -  non-crystallographic symmetry restraints (*)

NMR structure determination and refinement
   - incorporates interproton distances as bi-harmonic or square-well potentials
   -  treat unresolvable protons by R(-6) average or geometric average
   -  analysis of observed/computed interproton distances

Empirical energy potential
   - internal: bond energy, bond angle energy, dihedral angle energy, improper torsion energy
   -  intra-molecular: electrostatic and van der Waals interactions
   - inter-molecular: electrostatic and van der Waals interactions (takes account of crystal symmetry, intermolecular packing)
   -  ST2 and TIP3P water models

Constraints
   -  fixing of atoms
   -  harmonic constraints on atomic positions
   -  dihedral angle constraints
   -  fixing of bonds, angles by SHAKE

Molecular dynamics
   -  Verlet integration method
   -  variable step-size integration (*)
   -  simulated annealing by hot temperature dynamics and cooling

Energy minimization
   -  conjugent gradient minimization of atomic positions
   -  rigid body minimization
   -  restrained B-factor refinement

Analysis
   -  analysis of stereochemistry
   -  rms deviations between structures

Molecule generation
   -  reads CHARMM force-field and parameters
   -  generation of macromolecular topology (linking and patching of residues)
   -  generation of unknown hydrogen coordinates
   -  cartesian coordinate manipulation
   -  internal coordinate manipulation
   -  reads/writes PDB (Brookhaven Protein Data Bank) coordinate files

Graphics
   - A basic PS300/PS340/PS390 interface that allows direct displaying of structures and dynamics trajectories from within X-PLOR

Command language
   -  free-field parsing
   -  on-line help facility
   -  structured loop and conditional statements, variable substitution
   -  streaming of procedure files for repeating tasks
   -  powerful atom selection parser

Optimization
   -  optimized version for VAX/VMS systems
   - fully vectorized version for CRAY computers, interface to efficient parallel FFT routines on CRAY

Compilation
   - preprocessor converts original source code into standard FORTRAN 77 code and adjusts dimensioning
   -  single or double-precision pre-processing
   -  well-structured and commented source code
   -  quasi-dynamic memory management


(*)   in preparation

1.3.  Implementation

      The program has been implemented on a VAX/VMS, CRAY-1, CRAY-XMP, CRAY-2 (both COS and UNICOS operating systems), and a CONVEX-XP (UNIX operating system). Automated installation procedures exist for these machines and operating systems.


1.4.  Physical and Mathematical Background

      Please check the following references:

Brunger,A.T.,Kuriyan,J., and Karplus, M. (1987). "Crystallographic R Factor Refinement by Molecular Dynamics", Science 235, 458-460.

Brunger, A.T. . "Crystallographic Refinement by Simulated Annealing", Lecture notes for the international school of crystallographic computing, Adelhaide, 1987 (Isaacs, N., Ed).

Brunger, A.T. . "A Memory-efficient FFT Algorithm for Crystallographic Refinement. Implementation on Vector and Scalar machines", in preparation, probably J.Appl.Cryst.

More papers will follow soon.

2.    Command Parsing

      X-PLOR has a powerful command parser, that allows free-field input and structured control statements.


2.1.  General Syntax

<statement> :== repeat [ <command> | <control-statement> ]


<command> :== <keyword> repeat[<qualifier>] repeat[<assignment>] END

<assignment> :== <keyword> repeat[<qualifier>] - repeat[<value>]

<value> :== <integer>I <real>I <logical>|<vector>|<word>|<selection>|<special>

where <command>, <keyword>, <qualifier> are defined as <word>s. A <word> is defined as

      1. the one-character strings ')', '(', ':', '@';

      2. a sequence of characters which contains no one-character strings and which is enclosed by spaces or one-character strings;

      3. a quoted string, i.e. a sequence of any characters enclosed in double quotes '"' (a double quote itself can be produced by """").

Characters between comment braces ( ) or after an '!' on the same line are always ignored. The carriage return is treated as a space.



<control-statement> :==

IF <condition) THEN <statement>
  repeat [ELSEIF <condition> THEN <statement> ]
  [ELSE <statement> ]
END IF

WHILE <condition> <basic-loop>

FOR <symbol> IN ( repeat [ <word> ] )  <basic-loop>

FOR (symbol> IN ID <selection> <basic-loop>

<condition> :== ( <word> <EQ|NE|GT|LT|GE|LE> <word> )

<basic-loop> :== LOOP <label> <statement>
                   [EXIT <label> <statement]
                 END LOOP <label>


X-PLOR has an atom selection parser that allows to select atoms without reference to the internal index. The syntax allows to construct arbitrary logical expressions of selected atoms.

<selection> :== ( <selection-expression> )
   <selection-expression> :== <term>|<term> ( OR <term) ]
      <term> ::= <factor>|<factor> ( AND <factor> ]|
        <factor>::=NOT<factor>|( <selection expression> )|
                   BYRes <factor> | BYGRoup <factor>
                   <factor> AROund <real> | <token>
<token> :==
    SEGId <segid>W|  SEGId <segid1> : <segid2>|
    RESId <resid>W|  RESId <resid1> : <resid2>|
    RESName <resname>W|RESName <resn1> : <resn2>|
    NAME [TYPE]W|NAME <typel> : <type2>|
    CHEMical <chem>W|CHEM <chem1> : <chem2>|
    ATOM <segid>W <resid>W [NAME]W|
    ATTRibute [ABS]<prop>< "<"|"="|"#"|">" > <real>|
    POINt=<vector-syntax> [CUT <rmax>]|RECA11<store number>|
    KNOWn|LONE|HYDRogen|USER|ALL|PREVious
    ID <int>|ID <intl>:<int2>|
    <PROP> :== X |Y|Z|B|Q|XCOMp|YCOMp|ZCOMp|BCOMp|QCOMp|
               XREF|YREF|ZREF|CONS|MASS|CHARge|FBETa|
               DX|DY|DZ|
      "W" allows wildcard specifications: * = (any string)
      % = (single char.), # = (any number), + = (any digit)
      Ranges (lexigraphical/numerical order) are indicated by ":"


2.2.  Sub-Parser

Many statements can invoke a sub-parser that is terminated by an "END" state-ment, e.g.,

X-PLOR> XREFin
XREFIN> UPDAte-fcalc
XREFIN> PRINt R-FActor
XREFIN> END
X-PLOR>

All sub-parsers support a set of "auxilary" statements, such as the structured control statements in section 2.1, the stream switching statement (see section 2.5), and statements to modify various parameters.


2.3.  Symbols

Symbols are words with a '$' as the first character. They are replaced by the actual value during parsing:

$1,.. . , $9  -  symbols which can be assigned to an arbitrary value

$ENER, $BOND, $ANGL, $DIHE, $IMPR, $ELEC, $VDW, $XREF, $CONS. $NOE, . . .
            -     partial energy terms

$RESULT  -  last result of various statements, such as "scalar . . . show",
            "print r-factor" , "coor rms end".

$PI, $KBOLTZ, $TIMFAC  -  physical constants and conversion factors

$TIME, $DATE, $NAME, $SYSTEM  -  system information


2.4.  Abbreviations

In most cases keywords and qualifiers can be abbreviated to 4 characters.


2.5.  Stream Switching to a Procedure

Initially, the parser reads from system input. The stream can be switched to another file by "@<filename>". At the end-of-file parsing resumes on the previous stream file. The "@@<filename>" has the same effect as the "@<filename>" except when the stream file is invoked within a structured loop statement; the "@<filename>" statement inserts the contents of file <filename> into the loop and removes the statement in subsequent loop cycles, the "@@<filename>" statement reads from <filename> each time the loop hits the statement. It should be noted that <filename> can be a symbol, thus allowing to loop through a set of different filenames.


2.6.  Journal File

The program allows to specify a journal file during an interactive session that contains all statements that were executed. The syntax is: SET
JOURNAL=<filename> END.


2.7.  On-line HELP and Inquery

The main parser and all sub-parsers include the "HELP" statement which provides information about the syntax and important remarks. Most parsers also support the "?" statement which provides information about the current status of parameters within the particular sub-parser.

3.    Important X-PLOR Input/Output Files

      For the sake of portability, all X-PLOR files are ASCII files. This may take somewhat longer to read and may use somewhat more disk space. The user will appreciate this feature when he has to work on several different machine simultaneously (workstation, VAX, CRAY,...).

3.1.  Coordinate Files

      Coordinate files are standard PDB (Brookhaven Protein Data Bank) files. Only "REMARK" and "ATOM" records are supported. X-PLOR may use the characters in columns 77-80 for a segment identifier; this segment identifier is by default blank. The protein, substrate, water, co-factors, etc, have to be separated into several files. This will simplify the structure generation with X-PLOR (see section 4.1.).

3.2.  Parameter and Topology Files

      Topology files describe the connectivity of certain structural units (such as amino acid residues). Parameter files provide information about the parameters of the empirical potential energy function which comprises bond, bond angle, dihedral angle, improper angle, and nonbonded interaction energies. This information was taken from appropriate files of CHARMM 19/20/21 and modified as described in the Adelhaide lecture notes. The syntax for parameter and topology files is different in CHARMM and X-PLOR, but the conversion is straightforward.

3.3.  Crystallographic Reflection Files

      The free-field input allows to specify for each reflection h,k,l the observed FOBS, observed phases, observed figure of merit, an individual weight factor, previously calculated structure factors, previously calculated structure factors of a partial structure. Only the available Information has to be specified.

3.4.  Structure Files

      The so-called structure file is generated by X-PLOR and is compatible with the formatted version of the so-called PSF file of CHARMM. An example that shows how to generate a structure files is given in section 4.1. The structure file is strictly formatted, so the user should not mess with it. If the user wants to change atomic properties, he should use the "scalar", "patch", or "delete" statements in X-PLOR.

3.5.  Electron Density Map File

      This file is generated by X-PLOR (see section 4.11.) and contains information about the unitcell, indexing of the map, and the actual electron density map. It can be read by a modified version of MAPPAGE to provide a "DSN6" file for FRODO.

4.    Crystallographic Procedures

      This section contains tested and well-commented procedures for several types of crystallographic refinement. The user should modify them for his specific application. The files are provided as part of the X-PLOR package and are located in the "TUTORIAL" subdirectory.

This is an overview of the procedures:

4.1.  Generation of X-PLOR Structure File and Coordinates

4.2.  Preparation of Crystallographic Refinement

4.3.  Check of Data, Initial Structure, and Determination of Weights

4.4.  Conventional Positional Refinement

4.5.  Simulated Annealing Refinement - Preparation Stage

4.6.  Simulated Annealing Refinement - Heating Stage

4.7.  Simulated Annealing Refinement - Cooling Stage

4.8.  Simulated Annealing Refinement - Final Stage

4.9.  Restrained B-factor Refinement

4.10. Partial FCALC Computation During Refinement

4.11. Computation of Elecron Density Naps

4.12. Rigid Body Refinement

4.13. R-factor Search

Note: The are a few statements which should be left out in a future version of X-PLOR (marked by (** to be removed...).

4.1. Generation of X-PLOR Structure File and Coordinates remarks file GENERATE. INP remarks generate structure file and hydrogens for test case topology
@toph19.pro end                                         (* read topology file *)

parameter

 @param19x . pro                                  (* read empirical potential *)
                                                  (* parameter file CHARMMl9  *)
                                                  (* with modifications       *)

 nbonds                                          (* this statement specifies  *)
    atom cdie shift eps=l.0 e14fac=0.4           (* the nonbonded interaction *)
    cutnb=7.5 ctonnb=6.0 ctofnb=6.5              (* energy options.  Note the *)
    nbxmod=5 vswitch                             (* reduced nonbonding cutoff *)
 end                                             (* to save some CPU time *)
end

segment                                                   (* generate protein *)

 name=" "                                               (* blank segment name *)
 chain
   @toph19.pep                                      (* read peptide bond file *)
   coordinates @test.pdb      (* interpret coordinate file to obtain sequence *)
  end
end
   !scalar name set 0 ( name ot1 )                    (* sometimes different  *)
  !scalar name set ot ( name ot2 )                    (* atom names are used, *)
   !scalar name set cd1 ( name cd and resname ile )   (* this shows how to    *)
                                                      (* rename them          *)

coordinates @test.pdb                (* here we actually read the coordinates *)
                            (* the generation of co-factors, waters,... would *) (* follow here. Note, that one has to split the *) (* coordinate file into separate files containing *) (* the protein, co-factors, substrate, water,... *)

hbuild                             (* this statement builds missing hydrogens *)
  selection=( hydrogen )           (* which are needed for the force field    *)

      nbonds end                           (**to be removed in future version**)
end

(* in the case that the coordinate file does not contain temperature factors  *)
(* we can set and/or manipulate them with the SCALar statements.              *)
scalar b set 12.0 ( name ca or name c or name n )              (* backbone    *)
scalar b set 16.0 ( not ( name ca or name c or name n ))      (* side chain   *)

write coordinates output=generate.pdb end         (* write out coordinates    *)

write structure output=generate.psf end     (* this writes the structure file *)
stop

4.2. Preparation of Crystallographic Refinement remarks file XPREPARE.INP remarks preparation of various data

    (* this file doesn't do much but it is repeatedly used in many procedures *)

structure @generate.psf end                            (* read structure file *)

parameter

      @param19x . pro                            (* read empirical potential  *)
                                                 (* parameter file            *)
      nbonds                                     (* this statement specifies  *)
        atom cdie shift eps=1.0 e14fac=0.4       (* the nonbonded interaction *)
        cutnb=7.5 ctonnb=6.O ctofnb=6.5          (* energy options. Note the * )
        nbxmod=5 vswitch                         (* reduced nonbonding cutoff *)
      end                                        (* to save some CPU time     *)

end
flags                         (* in addition to the empirical potential       *)
   include pele pvdw xref     (* energy terms which are turned on initially.  *)
  ?                           (* This statement turns on the crystallographic *)
                              (* residual term and packing term.              *)
end
xrefine                      (* this invokes the crystallographic data parser *)

 a=14.0 b=14.0 c=7.0 alpha=90.0 beta=l00.0 gamma=90.0            (* unitcell  *)

      symmetry=(x,y,z)               (* symetry operators for space group P21 *)
      symmetry=(-x,y+1/2,-z)         (* notation is as in Int. Tables         *)

         (* the following contains the atomic form factors.  A 4-Gaussian     *)
         (* approximation is used.  Atoms are selected based on their         *)
         (* chemical atom type.  Note the use of wildcards in the selection   *)

SCATter ( chemical C* )
2.31000 20.8439 1.02000 10.2075 1.58860 .568700 .865000 51.6512 .215600

SCATter ( chemical N* )
12.2126 .005100 3.13220 9.89330 2.01250 28.9975 1.16630 .582600-11.529

SCATter ( chemical O* )
3.04850 13.2771 2.28660 5.70110 1.54630 .323900 .867000 32.9089 .250800

SCATter ( chemical S* )
6.90530 1.46790 5.20340 22.2151 1.43790 .253600 1.58630 56.1720 .866900

SCATter ( chemical P* )
6.43450 1.90670 4.17910 27.1570 1.78000 0.52600 1.49080 68.1645 1.11490

      @test.fob   (* here we read in the diffraction data,                    *)
                  (* a typical line in the file may look like this:           *)

                 (*  FOBS= -3 2 1  5.958 WEIG= 1.0 PHASe=46.  FOM=0.4         *)
                 (* everything is free-field, if you don't specify something  *)
                 (* it'll be set to a reasonable default value                *)
method=FFT-      (* use the FFT method instead of direct summation            *]

fft
memory=l000000        (* this tells the FFT routine how much physical memory  *)
end                   (* is available, the number refers to DOUBLE COMPLEX    *)
                      (* words                                                *)

?                                           (* this prints the current status *)

end                            (* this terminates the diffraction data parser *)

4.3. Check of Data, Initial Structure and Determination of Weights remarks file CHECK. INP remarks compute ideal weights for diffraction energy terms

@xprepare.inp                              (* prepare various data structures *)

coordinates @generate.pdb            (* read coordinate file (PDB); remember, *)
                                     (* there is already an END statement in  *)
                                     (* the PDB file                          *)

xrefin

resolution-limits=8.O 2.0

      update-fcalc           (* this statements computes the initial R-factor *)

end

flags                                           (* TURN OFF diffraction terms *)
 exclude xref                                   (* but KEEP packing term and  *)
end                                             (* empirical potential energy *)

update nbonds end end                   (** to be removed in a future version *)

minimize powell                                (* invoke the powell minimizer *)

  nstep=40                                                   (* do 100 cycles *)

  step=10.0                   (* this is the expected initial drop in energy  *)
                              (* this value is not critical, 10.0 should be   *)
                              (* reasonable in most cases                     *)

end                                          (* minimization will be executed *)

 dynamics verlet                                 (* invoke verlet integration *)

      timestep=0 .001                              (* timestep in picoseconds *)
      nstep=200                                (* number of integration steps *)
      iasvel=maxwell firsttemperature=300  (* initial velocities from Maxwell *)
                                                     (* distribution at 300 K *)
      ieqfrq=25 finaltemperature=300   (* scale the velocities every 25 steps *)

      inbfrq=10  ihbfrq=0               (* to be removed in a future version  *)
      nprint=50 iprfrq=l00                                  (* output control *)
      nsavc=0                              (* don't write a trajectory file   *)

end                                           (* integration will be executed *)

xrefine
 resolution 8.0 3.0 gradient            (* this computes the ideal weights at *)
 resolution 8.0 2.0 gradient            (* specified resolutions by comparing *)
end                                     (* gradients.                         *)
stop

          (* NOTE: if you run into to trouble here, e.g. the minimizer blows *) (* up, most likely your structure has some severe bad contacts *)
          (* in the unit cell.  Please check your molecule and symmetry       *)
          (* related molecules at the graphics.  The output of X-PLOR will    *)
          (* provide a listing of bad contacts.                               *)

4.4.  Crystallographic Positional Refinement
remarks  file POSITIONAL. INP
remarks  conventional positional refinement

@xprepare.inp                                 {* read various data structures *}

coordinates @generate.pdb                                 {* read coordinates *}

xrefin
      resolution-limits=8.0 2.5       {* these resolution limits will be used *}
                                      {* during refinement                    *}

      tolerance=0.0   {* turn off the linear approximation.  This is required *}
                      {* for minimization                                     *}

      wa=1300                      {* this is the weight from job "CHECK.INP" *}

      wp=0.0                         {* we don't want to use phase restraints *}

end                            {* this terminates the diffraction data parser *}

update nbonds end end                   {** to be removed in a future version *}

minimize powell                                {* invoke the powell minimizer *}

 nstep=40                                                     {* do 40 cycles *}

      drop=10.0                {* this is the expected initial drop in energy *}
                               {* this value is not critical, 10.0 should be  *}
                               {* reasonable in most cases                    *}

end                                          {* minimization will be executed *}

xrefin
  update-fcalc                                          {* update the FCALC's *}
  print R-factor                  {* print R-factor as function of resolution *}
end
                                 {* the following statements will provide the *}
                               {* deviation of bonds and angles from ideality *}

constraints
  interaction=( not hydrogen )=( not hydrogen)    {* only done for heavy atoms*}
end
update end                             {** to be removed in a future version **}

set display=verbose.dump end   {* this will dump the verbose output to a file *}

print bonds                                             {* print delta{bonds} *}
print angles                                           {* print delta{angles} *}

write coordinates output=positional.pdb end        {* write final coordinates *}
stop

4.5. Simulated Annealing Refinement - Preparation Stage remarks file PREPSTAGE.INP remarks prepare structure for simulated annealing

@xprepare.inp                                 {* read various data structures *}

coordinates @generate.pdb                                 {* read coordinates *}

xrefine
  resolution-limits=8.0 2.5

  tolerance=0.0             {* turn off linear approximation for minimization *}

  wa=1300                          {* this is the weight from job "CHECK.INP" *}

end

{* we're very conservative here and constrain the atomic positions of the     *}
{* ca-backbone to their initial positions                                     *}
constraints harmonic
   reference=main                     {* the structures is restrained to the  *}
end                                   {* "main" coordinate set {generate.pdb} *}

scalar constraints set 0.0 ( all )         {* set the harmonic force constant *}
scalar constraints set 20.0 ( name ca )     {* to 20.0 Kcal{mole A**2} for ca *}

update nbonds end end                   {** to be removed in a future version *}

minimize powell                                 {*invoke the powell minimizer *}

  nstep=40                 {* if the initial energy of the structure is large *}
                           {* one should do at least 160 cycles               *}

  drop=10.0                    {* this is the expected initial drop in energy *}
                              {* this value is not critical, 10.0 should be   *}
                              {* reasonable in most cases                     *}

end                                          {* minimization will be executed *}

write coordinates output=prepstage.pdb end               {* write coordinates *}

stop

{* NOTE: sometimes, it can happen that the minimizer exits with               *}
{* "line search abandoned".  In this case, try to restart the minimization    *}

4.6.  Simulated Annealing Refinement - Heating Stage
remarks  file HEATSTAGE.INP
remarks  heat the system
@xprepare.inp                                 {* read various data structures *}

coordinates @prepstage.pdb                                {* read coordinates *}

xrefine
  resolution-limits=8.0 2.5

  tolerance=0.2                {* use linear approximation until any atom has *}
                               {* moved by more than 0.2 A                    *}

  wa=1300                          {* this is the weight from job "CHECK.INP" *}
  wp=0.0                           {* don't restrain phases                   *}
end


set seed=432324368 end     {* set the initial random seed for the v-assignment*}

dynamics  verlet                                 {* invoke verlet integration *}

  timestep=0.0005             {* small timestep since the temperature is high *}
  nstep=1000                                   {* number of integration steps *}
  iasvel=maxvell firsttemperature=3000     {* initial velocities from Maxwell *}
                                                    {* distribution at 3000 K *}
  ieqfrq=250 finaltemperature=3000   {* rescale the velocities every 250 steps*}
  inbfrq=20 ihbfrq=0                     {* to be removed in a future version *}
  nprint=100 iprfrq=200                                     {* output control *}
  nsavc=0                                    {* don't write a trajectory file *}

end                                           {* integration will be executed *}

write coordinates output=heatstage.pdb end               {* write coordinates *}

stop

      {* NOTE: sometimes, the temperature of the system gets to high and the *} {* system blows up. In that case, reduce the time step or decrease the *} {* temperature. I'm working on a variable step-size integration that *}
      {* will fix the problem.                                                *}

4.7. Simulated Annealing Refinement - Cooling Stage remarks file COOLSTAGE. INP remarks cool the system

@xprepare. inp                                (* read various data structures *)

coordinates @heatstage.pdb                                (* read coordinates *)

xrefine

  resolution-limits=8.0 2.5
  tolerance=0.2                (* use linear approximation until any atom has *)
                               (* moved by more than 0.2 A                    *)

 wa=1300                           (* this is the weight from job "CHECK.INP" *)
 wp=0.0                            (* don't restrain phases                   *)
end

parameter
  nbonds soft=2.5 end         (* we use a "soft" VdW potential during cooling *)
end


dynamics  verlet                                 (* invoke verlet integration *)

  timestep=0.0005             (* small timestep since the temperature is high *)
  nstep=500                                    (* number of integration steps *)
  iasvel-maxwell first temperature=300     (* initial velocities from Maxwell *)
                                                    (* distribution at 3000 K *)
  ieqfrq=50 final temperature=300     (* rescale the velocities every 50 steps*)

  inbfrq=20 ihbfrq=0                     (* to be removed in a future version *)
  nprint=10O iprfrq=200                                     (* output control *)
  nsavc=0                                    (* don't write a trajectory file *)

end                                           (* integration will be executed *)

write coordinates output=coolstage.pdb end               (* write coordinates *)

stop

     (* NOTE: this job has to be followed by conventional refinement as shown *)
     (* in POSITIONAL.INP                                                     *)

4.8. Simulated Annealing Refinement - Final Stage remarks file FINALSTAGE.INP remarks simulated annealing - final stage remarks this file is similar to file POSITIONAL.INP (conventional remarks positional refinement)

@xprepare. inp

coordinates @coolstage.pdb

xrefin

  resolution-limits=8.0 2.5
  tolerance=0.0       (* turn off the linear approximation.  This is required *)
                      (* for minimization                                     *)

  wa=1300

  wp=0.0                             (* we don't want to use phase restraints *)

end

update nbonds end end                   (** to be removed in a future version *)

minimize powell                                (* invoke the powell minimizer *)

  nstep=40                                            (* do 40 or more cycles *)

 drop=10.0

end

write coordinates output=finalstage.pdb end        (* write final coordinates *)
stop

Crystallographic Refinement by Simulated Annealing

Lecture notes for the international school of crystallographic computing, Adelaide, August 22-29, 1987.

by

Axel T. Brunger


Department of Molecular Biophysics and Biochemistry, and the Howard Hughes Medical Institute, Yale University, 260 Whitney Avenue, P.O. Box 6666, New Haven, CT 06511.

Crystallographic Refinement by Simulated Annealing
Axel T. Brunger



1. Introduction

Conventional refinement of biological macromolecules involves a series of steps, each of which consists of a few cycles of least-squares refinement with stereochemical and internal packing constraints or restraints (Sussman et al., 1977; Jack and Levitt, 1978; Konnert and Hendrickson, 1980; Moss and Morffew, 1982; Hendrickson, 1985), that are followed by rebuilding the model structure with interactive computer graphics (Jones, 1982). During the final stages of refinement solvent molecules are usually included and alternative conformations for some atoms or residues in the protein may be introduced.

        The aim of least-squares refinement is to minimize the difference between the observed ??? and calculated ??? structure factor amplitudes, which is usually expressed as a weighted sum of the residuals

                                                                             (1)
[EQUATION 1]

where hkl are the reciprocal lattice points of the crystal. An indicator for the progress of the refinement is the R factor

                                                                             (2)
[EQUATION 2]

                       Refinement by Simulated Annealing

      The least-squares refinement process is easily trapped in a local minimum and it does not correct residues that are misplaced by more than about 1 (angstrom unit) so that human intervention becomes necessary. Least-squares refinement can be understood as a nonlinear optimization problem with the aim of finding a minimum close to the global minimum of a target function containing the residual sum (Eq. 1), and stereochemical and other interactions of the macromolecule. In the past few years progress has been reported in nonlinear optimization of a function of many parameters by the introduction of simulated annealing (Kirkpatrick et al., 1983). Simulated annealing is now in widespread use in areas such as electronic circuit design and pattern recognition. The method consists of simulating the many-parameter system by a Monte Carlo algorithm (Metropolis et al., 1953); initially, the temperature is kept very high and then the system is "annealed" by reducing the temperature slowly. A physical analogy is provided by a glass (high energy state) and a crystal (low energy state) of the same substance. In order to get from the glassy state to the crystalline state, the substance has to be melted and then cooled slowly. In other words, the temperature of the substance has to be increased temporarily in order to search for the lower energy state.

      A first attempt to introduce simulated annealing into crystallographic refinement has been reported (Brunger et al., 1987). A major difference from the optimization problems discussed in Kirkpatrick et al. (1983) is that one is optimizing a single covalently-connected structure representing a macromolecule rather than a fluid-like system consisting of many identical subunits. A direct application of the Metropolis algorithm to macromolecules turns out to be inefficient if all degrees of freedom are included, as the covalent bonds of the system will lead to rejection of most steps taken by the algorithm. Instead, molecular dynamics (Karplus and McCammon, 1983) can be used to explore the conformational space of the molecule. The conformational space searched is confined to regions allowed by the diffraction data through introduction of an effective potential energy which includes the crystallographic residual. This effective potential energy is

                                                                               3
                       REFINEMENT BY SIMULATED ANNEALING

an extension of the function used in the refinement by energy minimization (Jack and Levitt, 1978). Refinement by molecular dynamics will be referred to as MD-refinement. It proceeds essentially in two stages, a heating stage and a cooling stage in analogy to the simulated annealing technique.

        In (Brunger et al., 1987) it was shown that MD-refinement has a radius of convergence that is much larger than that of conventional least-squares restrained refinement and that the method can reduce the need for manual corrections. In this lecture a representative application to the structure of a mutant of aspartate aminotransferase (MAAT) (Smith, et al., 1986) solved by multiple isomorphous replacement (MIR) is discussed. In this case MD-refinement yields an improved R factor, a small decrease in the average difference between MIR phases and calculated phases, and slightly improved stereochemistry.

2.  Molecular Dynamics

Molecular dynamics simulations involve the simultaneous solution of the classical equations of motion for all atoms of a macromolecule with an empirical potential energy (Ei) describing internal stereochemical interactions (bond, bond angle, dihedral torsion angle, improper torsion angle) as well as nonbonded (Van der Waals and electrostatic) interactions (Karplus and McCammon, 1983). The empirical potential energy is given by

                                                                            (3)
[EQUATION 3]

with parameters inferred from experimental as well as theoretical investigations (Brooks et al., 1983). The solution of the classical equations of motion is carried out numerically by the Verlet algorithm (Verlet, 1967).

                       Refinement by Simulated Annealing

        In MD-refinement the empirical potential energy (Ei) is augmented by an effective potential energy (Ex) containing information about the diffraction data. The total potential energy (Etotal) is then given by

                                                                            (4)
[EQUATION 4]

At the present state of empirical potential energy parameterization a molecular dynamics simulation without the effective potential energy (Ex) cannot reproduce the crystal structure to sufficient accuracy. It is the combination of the empirical potential energy and the effective potential energy describing the crystallographic residual that makes it possible to use molecular dynamics in refinement.

3. Effective Potential Energy

The effective potential energy (Ex) consists of three terms describing the structure factor amplitude difference, structure factor phase difference, and crystal symmetry nonbonding interactions.

                                                                            (5)
[EQUATION 5]

The difference between observed and calculated structure factor amplitudes is described by
                                                                            (6)

[EQUATION 6]

where k is a scale factor, (w hkl) are individual weights for each reflection hkl, (WA) is an overall weight factor which relates (ExA) to the empirical potential energy (Ei), and (NA) is a factor given by [UNSCANNABLE EQUATION]. The normalization factor (NA) ensures that the choice of the overall weight factor
(WA) is approximately independent of the resolution range employed

                       Refinement by Simulated Annealing

during refinement. The scale factor k is set to the value which makes the derivative of ExA respect to k zero,

                                                                         (7)

                                  [EQUATION 7]

which is a necessary condition to make ExA. The effective potential energy ExA the same as the function used in Jack and Levitt (1978), except for the treatment of the scale factor k. In Jack and Levitt k is treated as an independently minimized parameter whereas in this work k is eliminated by inserting Eq. (7) into Eq. (6). Therefore, the functional dependence of k on Fcalc(hkl) is included implicitly in the computation of the derivatives of ExA respect to the atomic model parameters.

        In cases where some phase information about the diffraction data is available (e.g., through MIR) and one wants to include this information in the refinement, the difference between observed phase information and the calculated phases is described by

                                                                            (8)

                                  [EQUATION 7]

where Wp is an overall weight factor, (NP) is a normalization factor set equal to the number of phase specifications occurring in the sum, [UNSCANNABLE EQUATION] is the most probable phase obtained from MIR, [UNSCANNABLE EQUATION] is the phase of the calculated structure factors, FOM(hkl) is the individual figure of merit for each measured phase, and SQ{x,y} is a square-well function with harmonic "walls" given by

                       Refinement by Simulated Annealing

                                                                             (9)

                                  [EQUATION 9]

This form of the effective potential energy (ExP) ensures that the calculated phases are restrained only within the experimental error limits approximated by the individual figure of merit for each reflection, i.e. as long as a calculated phase [UNSCANNABLE EQUATION] is within the range of [UNSCANNABLE EQUATION] no restraint is applied to that particular phase.

        Experience has shown that the influence of crystal packing interactions can be important in crystallographic refinement. In the absence of crystal packing information backbone or sidechain atoms of a molecule in the asymmetric unit can penetrate symmetry-related molecules. This can occur in contact regions between molecules where the electron density does not clearly define the molecular boundaries. A potential energy which describes nonbonding interactions between the molecule(s) located in the asymmetric unit and all symmetry related molecules surrounding the asymmetric unit is given by

                                                                        (10)
                                  [EQUATION 10]

where the first sum extends over all symmetry operators S of the crystal, the second sum extends over all pairs of atoms (i,j) with i greater than or equal to j for which the minimum image distance

                                                                        (11)

                                  [EQUATION 11]

is less than a specified cutoff r(cut), a, b, c are vectors that define the unit cell of the crystal, and (x,y,z) are fractional

                       Refinement by Simulated Annealing


coordinates. For the application of the minimum image expression (Eq. 11) one has to make the reasonable assumption that the cutoff r(cut) is small compared to the physical dimension of the unit cell for macromolecules. NB{r} has the form of a nonbonding interaction potential, i.e. it is a sum of Van der Waals and electrostatic interactions

                                                                            (12)

                                 [EQUATION 12]

where a,b,c are appropriate constants and switching or shifting functions (Brooks et al, 1983). Eq. (10) includes only intermolecular interactions between different molecules since the nonbonding interaction energy for atoms in the asymmetric unit is already included in the empirical potential energy (see Eq.
(3)). As no weighting or normalization has been applied to E(x)(N) the nonbonding interaction energy between two atoms is independent of whether it is an intermolecular or an intramolecular interaction.

4.    FFT Calculation of Structure Factors and Derivatives


The most central processor unit (CPU) time-consuming step in crystallographic refinement is the evaluation of the structure factors of the atomic model in Eqs. (6-8) and the first derivatives with respect to the atomic coordinates of the system. This also applies to MD-refinement since the CPU time needed to compute the structure factors through the direct summation method exceeds the CPU time for a single empirical potential energy calculation E(i) (Eq. 3) by one to two orders of magnitude; e.g. in the case of MAAT the direct summation takes 102 secs whereas the evaluation of E(i) takes only 2.8 secs on a CRAY-2.

      Evaluation of the atomic electron density on a finite grid followed by fast-Fourier transformation (FFT) provides a way to greatly speed up the calculation (Cooley and Tukey, 1965; Ten Eyck, 1973; Agarwal, 1978; Isaacs,
1984). The expression for the first derivatives of an arbitrary function of structure

                       Refinement by Simulated Annealing


factor amplitudes and phases such as given in Eqs. (6-8) can be derived by using a multidimensional version of the chain rule in complex space as was pointed out by Lunin and Urzhumtsev (1985). It is not necessary to compute second derivatives for MD-refinement as only first derivatives enter the classical equations of motion. The conjugent gradient minimization used in this work for conventional least-squares refinement also requires only the energy and its first derivatives (Fletcher and Reeves, 1964; Powell, 1977).

      The FFT algorithms and programs that are presently being used in crystallographic refinement were completely reformulated in order to achieve vectorization on supercomputers that increases the speed by a factor of 10 in the case of MMT; a detailed description will be published elsewhere. The two main differences with earlier FFT implementations (Ten Eyck, 1973; Agarwal, 1978; Isaacs, 1984) concern the organization of the finite grid and the application of symmetry operators after the FFT has been carried out. In cases where the finite electron density grid is too large to fit into the physical memory of the computer the FFT is carried out on subgrids and the results are then accumulated. This was accomplished in analogy to the factorization of a one-dimensional Fourier transformation which is the basis for the FFT technique (Ten Eyck, 1973).

      It was already pointed out (Isaacs, 1984) that the modelling of the electron density on the finite grid is the most expensive part of the computation. This applies to a much larger degree to vector machines where very efficient, multidimensional FFT routines are available (CRAY Research Inc., personal communication); e.g., for MAAT the electron density calculation takes
2.0 secs and the FFT takes 0.75 secs on a CRAY-2 Therefore, little would be gained at present by introducing space-group specific Fourier transformations. This has the additional advantage that the method is space-group general. To reduce the time spent in the calculation of the atomic electron density, it is computed only over the asymmetric unit of the crystal. However, the FFT is carried out over the complete unit cell, and the transposed symmetry

                       Refinement by Simulated Annealing


operators of the crystal space group are then applied to the computed structure factors. This yields the identical result as if the electron density would have been computed over the complete unit cell followed by the FFT.

      During MD-refinement the first derivatives are kept constant until any atom has moved by more than 0.2 (angstrom units) relative to the position at which the derivatives were last computed; at that point all derivatives are updated. Tests have shown that this does not affect the convergence properties and it speeds up the computation by almost an order of magnitude.

5.    Annealing Schedule


A typical protocol for MD-refinement is described in this section. The example protein MAAT contains 396 amino acids and a pyridoximine phosphate co-factor; 8786 reflections from 10 to 2.8 (angstrom units) were available; the space-group is C222(1). The initial model was obtained from MIR to 3 (angstrom units) resolution; the MIR phase information was included in the refinement.

      Table I shows the protocol that was used for MAAT; the refinement proceeded in four stages. During the first stage conjugent gradient minimization was employed to relieve any bad inter- or intramolecular contacts in the structure that could pose a problem when starting the molecular dynamics calculation. During that stage C(right ascension)-backbone atoms are harmonically restrained to their initial positions. This avoids a large drift of the structure, if any bad nonbonded contacts have to be relieved.

      During the second stage, molecular dynamics was carried at 3000 K, for 0.5 ps; the initial velocities were assigned from a Maxwellian distribution at 3000
K. In the third stage, the system was cooled to temperatures near 300 K. The fourth stage consists of conjugent gradient minimization which further optimizes the R factor and stereochemistry of the system. This annealing schedule was developed by trial and error. It differs from the one described in (Kirkpatrick et al., 1983) in the way the temperature is controlled during annealing; i.e. in

                       Refinement by Simulated Annealing


Kirkpatrick the cooling rate is slowed down if the system is near a critical point whereas here the system is cooled at a constant rate. It is likely that the protocol in Table I could be improved. This will be subject of future investigations.

Table I: Protocol for MD-refinement of MAAT


stage                           description
-----                           -----------

1     conjugent gradient minimization, 160 steps, [UNSCANNABLE CHARACTERS]
      20 Kcal/(mole [UNSCANNABLE CHARACTERS], resolution 8.0-2.8 [UNSCANNABLE
      CHARACTERS] W(A)=100,000 Kcal/mole, W(P)=70,000 Kcal/(mole degrees), B=12

2 molecular dynamics, 0.5 ps, T=3000 K, timestep=0.5 fs, velocities rescaled every 250 steps, structure factor gradient updated if any atom moved by more than 0.2 [UNSCANNABLE CHARACTERS], resolution 8.0-2.8 [UNSCANNABLE
      CHARACTERS] W(A)=100,000 Kcal/mole, W(P)=30,000 Kcal/(mole degrees), B=12

3 molecular dynamics, 0.25 ps, T=300 K, timestep=0.5 fs, velocities rescaled every 50 steps, structure factor gradient updated if any atom moved by more than 0.2 [UNSCANNABLE CHARACTERS], resolution 8.0-2.8 [UNSCANNABLE
      CHARACTERS] W(A)=100,000 Kcal/mole, W(P)=30,000 Kcal/(mole degrees), B=12

4     conjugent gradient minimization, 80 steps, resolution 8.0-2.8
      [UNSCANNABLE CHARACTERS], W(A)=100,000 Kcal/mole, W(P)=0 Kcal/(mole degrees), B=12



      The major difference between MD-refinement and conventional least-squares refinement consists of the heating stage 2 and the annealing stage 3. If these stages were bypassed the protocol would be similar to the Jack-Levitt refinement (Jack and Levitt, 1978).


6.    Choice of Parameters

                       Refinement by Simulated Annealing


Stereochemical and nonbonded parameters for the empirical potential energy (Eq.
3) were taken from the explicit polar hydrogen parameter set PARAMI9 and TOPHI9 of CHARMM (Brooks et al.) with two modifications. The two-fold dihedral angle term for peptide bonds was replaced by a one-fold term (force constant set to 100 Kcal/(mole degrees (2)) allowing only transpeptide bonds. With the original two-fold term transitions of peptide bonds from trans to cis can occur at the high temperature during stage 2. In the case of proline peptide bonds, the two-fold term was retained with a reduced force constant of 5 Kcal/(mole degrees(2)) to allow transitions between cis and trans prolines. The force constant of the improper torsion angle which specifies the tetrahedral geometry of (C) carbon atoms was increased to 500 Kcal/(mole degrees (2)). This was done in order to avoid transitions from L- to D-amino acids during the high temperature stage 2.

      The weight factor W(A) in Eq. (6) was chosen such that the gradient of E(x)(A) was comparable in magnitude to the gradient of the empirical potential energy E(i) for the structure of MAAT obtained after a 0.5 psec molecular dynamics simulation with W(A) and W(P) set to zero, starting with the initial x-ray structure. It is necessary to use a molecular dynamics structure rather than the initial x-ray structure to compute the gradients as the initial structure could be strained and thus would artificially increase the gradient. Experience has shown that this procedure is relatively insensitive to the choice of resolution and initial structure. The comparison of the gradients suggested a factor W(A) of approximately 100,000. W(A) was kept constant throughout the refinement. Experience has shown that the exact choice of W(A) is not critical for MD-refinement.

      The same procedure was applied to choose W(P) in Eq. (8), i.e., the gradient of E(x)(P) for the initial structure was made comparable in magnitude to the gradient of E(i). This suggested W(P) to be approximately 15,000. However, the actual choice of W(P) was larger than this estimate during stages 1, 2 and 3. W(P) was set to zero during stage 4 in order to check whether the average phase difference decrease could be maintained even

                       Refinement by Simulated Annealing


without the E(x)(P) energy term. Again, the exact choice of W(P) does not seem to be critical.


      The high temperature during stage 2 ensures that the system can overcome certain energy barriers provided by the potential energy (Eq. (4)). Tests have shown that the exact choice of the temperature is not critical. However, it appears to be necessary that the R factor during the high temperature stage stays well below 0.59, which would correspond to a random structure (Jensen, 1985). R factors between 0.30 and 0.50 during stage 2 seem to work equally well. Due to the increase in temperature, the R factor can actually increase during the first steps of this stage.

      It has been found already that in a time period as short as 0.5 ps MD-refinement performs better than minimization. Longer simulations could be used to obtain an ensemble of structures by cooling the system at various intervals. In this way one could obtain alternative structures that match the diffraction data equally well.

      The resolution range (8.0-2.8 A) was kept constant throughout the refinement. Alternatively, one could have subdivided stage 2, starting at low resolution and then increasing the resolution (Brunger et al., 1987). This is useful in cases where high-resolution diffraction data are available. However, contrary to conventional least-squares refinement it appears that the radius of convergence of MD-refinement is insensitive to the choice of resolution ; e.g., the MD-refinement of crambin described in (Brunger et al., 1987) was accomplished at a constant 8.0-1.5 A resolution range throughout the refinement.

      Temperature factors were kept constant during all stages and were set equal for all atoms. Combined B-factor and positional refinement could proceed after stage four. The individual weights w(h)(k)(l) in Eqs. (6), (8) were set to one. However, the MD-refinement provides no restrictions on the choice of a different weighting scheme.

                       Refinement by Simulated Annealing

7.    Results of the MAAT refinement


      Table II shows the results of the MAAT refinement. Listed are the R factor, average phase difference [UNSCANNABLE CHARACTER(S)] between observed (i.e., most probable MIR) and computed phases, deviations of bonds and angles from ideality [UNSCANNABLE CHARACTER(S)] bond and [UNSCANNABLE CHARACTER(S)] angle )[UNSCANNABLE CHARACTER(S)], rms deviations from the initial structure for backbone and all atoms, and the CPU times on a CRAY-2; the information is provided for the initial structure, and the structures after each stage of the MD-refinement.

Table II: Course of MAAT refinement

stage     R factor     ??         ? bond  ? angle           rms           CPU
                                                        back  all
                     [deg.]        [A]     [deg.]      [A]      [A]      [s]
--------------------------------------------------------------------------------
initial    0.42       59.3        0.037      4.8      --        --        --
   1       0.35       49.3        0.033      6.1       0.36      0.55   1327
   2       0.35       56.6        0.12      13.0       1.01      1.61   3704
   3       0.27       50.1        0.042      6.0       1.01      1.52   1250
   4       0.25       55.7        0.020      4.6       1.01      1.52    650

control( 1+4)
           0.28       57.9        0.023      4.8       0.64      0.90   2000
--------------------------------------------------------------------------------

The ideal values of bond lengths and angles correspond to those used in version 19 of CHARMM (Brooks et al., 1983). As a control the result of a pure minimization protocol that bypasses stages 2 and 3 is also shown. This control calculation is equivalent to conventional least-squares restrained refinement without model building. The minimization method (Powell, 1977) that was employed in this work performed slightly better than the method used in PROLSQ (Konnert and Hendrickson, 1980). '

                       Refinement by Simulated Annealing


      In comparison with the least-squares method, MD-refinement improved the R factor by 0.03, slightly reduced the average phase difference (55.7 vs 57.9) and decreased the bond and angle deviations from ideality. This improvement in the structure was accomplished during the heating and annealing stages 2 and 3 when 46 backbone atoms moved by more than 2 A and 17 atoms moved by more than 5 A, vhereas in the control calculation only one atom moved by more than 2 A. The rms difference between the MD-refined structure and the control structure is
0.73 A and 1.29 A for backbone and all atoms, respectively. Other protein crystal structures where the starting model was worse than in the MAAT case (e.g., R > 0.47) showed a much greater difference between MD and conventional refinements (Brunger et al., 1987). Restrained least-squares refinement would hang up at about 35%, requiring extensive rebuilding. The MD-refinement proceeded automatically to R-factors in the middle 20s.

      The R factor is large and the stereochemistry relatively bad during the heating stage 2. This can be explained by the fact that the kinetic energy of the atoms is large and consequently the atoms are not at their equilibrium positions. The large kinetic energy allows the system to overcome local energy minima. After cooling the system it has reached a lower R factor than was accomplished by minimization.

8.    Computational Requirements

      The CPU times in Table II show that the increase in computational time of MD-refinement compared to conventional refinement (as approximated by the control calculation) is 3.5 in the case of MAAT. The required CPU time on the CRAY-2 supercomputer is quite modest and suggests that the MD-refinement can be carried out on standard computers such as a VAX 11/780 or 8600.

      All calculations in this work were carried out with the program X-PLOR that was specifically designed for crystallographic refinement. X-PLOR includes MD-refinement and conventional refinement with both the direct summation

                       Refinement by Simulated Annealing


technique as well as the FFT technique. An optimized VAX/VMS version and a vectorized CRAY version will be made available for distribution.

9.    Conclusion and Outlook


      Simulated annealing has been successfully applied to crystallographic refinement by molecular dynamics. The application to MAAT has shown that MD-refinement can be carried out on large systems at a quite modest supercomputing expense.

      With the increased availability of fast diffraction data collection devices and the success of crystallizing larger and larger macromolecular complexes, refinement clearly becomes a bottleneck for structure determination and the need for improving the efficiency of the refinement process arises. It is my hope that MD-refinement is a stepping stone towards fully automated crystallographic refinement.

Acknowledgement


I am grateful to M. Karplus, J. Kuriyan, G.A. Petsko, D. Ringe, and D.L. Smith for useful discussions and D.L. Smith for providing x-ray diffraction data of MAAT.

References
Agarwal, R.C. (1978).  Actar Crystallogr. A43, 791-809.

Brooks,B.R.,   Bruccoleri,R.E.,    Olafson,B.D.,   States,D.J.,
Swaminathan,S.,  and Karplus,M  (1983).   J.  Comput.  Chem.  4,
187-217.

Brunger,A.T.,Kuriyan,J.,  and Karplus,M.  (1987).  Science 235,
458-460.

Cooley,J.W. and Tukey,J.W., (1965). Math. Comput. 19, 297-301.

Fletcher,R. and Reeves,C.M. (1964). Comp. J. 7, 149-154.

Hendrickson,W.A. (1985). Methods Enzymol., 115, 252-270.

                       Refinement by Simulated Annealing


Isaacs,N   (1984). In  Methods and applications in
crystallographic computing (Hall,S.R. and Ashida,T., eds), pp.
193-205. Clarendon; Oxford.


Jack,A. and Levitt,M.  (1978). Acta Crystallogr.  sect A,  34,
931-935.

Jensen,L.H. (1985). Meth. Enzymol. 115, 227-234.

Jones,T.A. (1982). In Computational Crystallography (Sayre, D., ed.), pp. 3033-3317. Clarendon, Oxford.

Karplus,M. and McCammon,J.A. (1983). Annu.  Rev. Biochem.  52,
263-300.

Kirkpartrick,S., Gelatt,C.D.,Jr., and Vecchi,M.P. (1983).
Science 220, 671-680.

Konnert,J.H.  and Hendrickson,W.A.  (1980).  Acta  Crystallogr.
sect. A, 36, 344-349.

Lunin,V.Y. and Urzhumtsev,A.G. (1985). Acta Crystallogr. A41,
327-333.

Metropolis,N.,   Rosenbluth,M.,    Rosenbluth,A.,    Teller,A.,
Teller,E., (1953).  J. Chem. Phys. 21, 1087-1092.

Moss,D.S. and Morffew,A.J. (1982). Comput. Chem., 6, 1-3.

Powell,M.J.D. (1977). Mathematical Programming 12, 241-254.

Smith,D.L., Ringe,D., Finlayson W.L., and Kirsch,J.F.  (1986)..
J.    Mol.  Biol. 191, 301-302.

Sussman,J.L., Holbrook.S.R., Church,G.M., and Kim,S.H. (1977).
Acta Crystallogr. sect. A., 33, 800-804.

Ten Eyck,L.F. (1973). Acta Crystallogr. A29, 183-191.

Verlet, L. (1967). Phys. Rev. 159, 98-105.

4.9.  Restrained B-factor Refinement
remarks  file REFINEMENT.INP
remarks  restrained B-factor refinement

@xprepare.inp                                 {* read various data structures *)

coordinates @positional.pdb                               (* read coordinates *)


xrefin
  resolution-limits=8.0 2.5           {* these resolution limits will be used *)
                                      {* during refinement                    *}

  wa=1000.0                                              {* this is arbitrary *)
  wp=0.0                                         {* turn off phase restraints *}

  optimize-bfactors                              (* invoke B-factor optimizer *}

  nstep=20                               {* do 20 steps of conjugate gradient *}

  drop=10.0                                (* expected initial drop in energy *}

  rweight=-1.0              {* this will automatically determine the relative *}
                            (* weight between restraints and crystallographic *}
                            {* residual*}

  bond-restraint=1.5                   {* target sigma for 1-2 B-factor pairs *}

  angle-restraint=2.0          {* target sigma for 1-3 (angle) B-factor pairs *}

  end                                          {* refinement will be executed *}

end                            {* this terminates the diffraction data parser *}


write coordinates output=brefinement.pdb end       (* write final coordinates *}
                                                   (* and B-factors           *}

stop

4.10. Partial FCALC Computation During Refinement remarks file PARTIAL.INP

      {* Suppose, you want to freeze a major portion of your structure during *}
      {* refinement. Under certain conditions one can save CPU time by        *}
      {* computing the FCALC of the frozen part of the molecule once and      *}
      {* adding it to the FCALC of the free part of the molecule.             *}

      {* This example file has two parts, in the first, we compute the FCALC *} {* of the frozen part of the molecule, and in the second we show how *}
      {* one can use this information during refinement.                      *}

@xprepare.inp                                 {* read various data structures *}

coordinates @generate.pdb                                 {* read coordinates *}

xrefin
      resolution-limits=8.O 2.5       {* these resolution limits will be used *}
                                      {* during refinement                    *)

      selection=( resid 1:2 )         {* residues 1 through 2 are frozen      *}

      update-fcalc                    (* compute FCALC of frozen part         *}

      set display=frozen.data end     {* these two statements will write the  *}
      print reflections               {* FOBS, FCALCS, ... to file frozen.data*}

end                            {* this terminates the diffraction data parser *}

stop

                         {* Now you would have to modify file XPREPARE.INP    *}
                         {* replace the @test.fob statement by the following: *}

      @frozen.data
      do (FPARTIAL=FCALC)
      selection=( resid 3 )


                         {* In addition you should fix the frozen atoms during*} {* minimization and refinement by including the *}
                         {* statement                                         *}

      constraints fix selection=( resid 1:2 ) end

                         {* anywhere after the "structure" statement          *}
                         {* then you can run any type of positional or        *}
                         {* B-factor refinement.                              *}

                         {* You might want to try "method=direct" instead of *} {* "method=FFT" if the frozen part contains more than*)
                         {* 80% of the molecule.                              *}

4.11. Computation of Electron Density Maps remarks file MAP.INP remarks compute electron density maps

@xprepare. inp                                {* read various data structures *)

coordinates @generate.pdb                                 {* read coordinates *}

                                            {* first, we compute a 2fo-fc map *}
xrefin
  resolution-limits=8.0 2.5           (* these resolution limits will be used *}
                                      {* to compute the maps                  *}

  update-fcalc                                              {* compute FCALCS *}
  do (scale FCALC = FOBS )                           (* FCALCS will be scaled *}
  do (amplitude FCALC = 2 FOBS - FCALC)           {* this is for a 2fo-fc map *}

  map                                                    {* invoke map parser *}
                                   (* the data in FCALC+FPARTIAL will be used *}
                                   {* FPARTIAL is normally zero               *}

    extend=molecule                   (* computed map will cover the molecules*}
    cushion=2.0                       (* in the asymetric unit with a 2.0 A   *}
                                      (* cushion                              *)

    output=map.2fofc                                           {* output file *)
  end                            {* map is being computed and written to file *}
end

                             (* next, compute a fo-fc (delete) difference map *}
xrefin
  resolution-limits=8.0 2.5

  selection=( not ( resid 2 ) )       (* Select atoms that should be INCLUDED *}
                                     {* here it means that residue 2 will be  *}
                                     {* EXCLUDED from the calculation.        *}

  update-fcalc                                              {* compute FCALCS *)
  do (scale FCALC = FOBS )                           {* FCALCS will be scaled *)
  do (amplitude FCALC =  FOBS - FCALC)             (* this is for a fo-fc map *}

map
  extend=molecule
  cushion=2.0

    output=delmap.fofc                                         {* output file *}
  end                            {* map is being computed and written to file *}
end

stop

        {* both map.2fofc and delmap.fofc will be formatted files that can be *} {*converted to a FRODO DSN6 file through a special version of MAPPAGE *)

     {* this program is stored in . . .XPLOR.SUPPORT.FRODOMAP                 *}
     {* just run the program with unit 11 assigned to map.2fofc (delmap.fofc) *} {* and unit 12 assigned to the DSN6 file. No additional information is *}
     {* needed.                                                               *}
     {* XPLOR scales the maps in such a way that 1 sigma = 1.0.               *}

4.12. Rigid Body Refinement
remarks  file RIGID.INP
remarks  rigid-body refinement

@xprepare.inp                                 (* read various data structures *}

coordinates @generate.pdb                                  {*read coordinates *}
coordinates copy end                              {* copy into comparison set *}

flags                            {* only include crystallographic residual in *}
  exclude all include xref        {* energy == target function                *}
end

xrefin
  resolution-limits=8.0 2.5           (* these resolution limits will be used *}
                                      (* during refinement                    *}

  wa=1300.0
  wp=0.0                                         {* turn off phase restraints *}

end

minimize rigid                                 {* invoke rigid body minimizer *}

    nstep=40                           {* do 40 steps rigid body minimization *}

    drop=10.0                              {* expected initial drop in energy *}

end                                            {* refinement will be executed *}

write coordinates output=rigid.pdb end             (* write final coordinates *}

coordinates rms end       {* this will print the rms difference to the inital *}
                          {* coordinates                                      *}

stop

4.13. R-factor Search
remarks  file SEARCH.INP
remarks  R-factor search

@xprepare.inp                                 {* read various data structures *}

coordinates @generate.pdb                                 {* read coordinates *}


xrefin
 resolution-limits=8.0 2.5            {* these resolution limits will be used *}
                                      {* during search                        *)

end

coor copy end

                 {* translational search in 3-d, x=0,6,12, y=0,6,12, z=0,6,12 *}

set display=transl.rf end     {* the results will be stored in file transl.rf *}

                                  {* this looks more complicated than it is.  *}
set symbol $1 = 0. end
while ( $1 < 13.0 ) loop lx
  set symbol $2 = 0. end
  while ( $2 < 13.0 ) loop ly
    set symbol $3 = 0. end
    while ( $3 < 13.0 ) loop lz
      coor swap end
      coor copy end
      coor translate vector=( $1 $2 $3 )  selection=( all ) end
      xrefin
        update-fcalc
        print r-factor
      end
      display  $1 $2 $3   $result
      increment $3 by 6.0
    end loop lz
    increment $2 by 6.0
  end loop ly
  increment $1 by 6.0 end loop lx

stop

            {* for a rotational search one would replace the "coor transl..." *}
           {* statement by the following                                      *}

coordinate rotate
  euler=( $1 $2 $3 ) center=( head=( all ) ) sele=( all ) end

            {* This will rotate the molecule around its center of mass by the *}
            {* specified Eulerian angles (Rossman convention).                *}